EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 21st day of October, 2016 (the “Effective Date”) by and among Gumbo Properties, L.L.C., an Alabama limited liability company, (“Real Estate Seller”), Ark Causeway Real Estate, LLC, a Delaware limited liability company (“Real Estate Buyer”), Original Oyster House II, Inc., an Alabama corporation (” Asset Seller”), and Ark Oyster House Causeway II, LLC, a Delaware limited liability company (“Asset Buyer”).

WHEREAS, Gumbo Properties, L.L.C. owns the real estate described in Exhibit “W” attached to the Real Estate Rider attached hereto as Exhibit “A” and made a part hereof (the “Real Estate”). Original Oyster House II, Inc. operates a seafood restaurant and bar known as the Original Oyster House (the “Restaurant”) at 3733A Battleship Parkway, City of Spanish Fort, Baldwin County, Alabama (collectively, the “Business”) and owns the assets listed on Exhibit “B” attached hereto and made a part hereof and certain licenses and permits, including a liquor license from the State of Alabama Beverage Control Board (the “ALA”) to operate the Restaurant (the “Assets”); and

WHEREAS, the closing on the purchase of the Assets from the Asset Seller is subject to and contingent upon the closing of purchase and sale between the Real Estate Buyer and Real Estate Seller in accordance with the Real Estate Rider; and

WHEREAS, subject to and on the terms and conditions set forth in this Agreement, the Asset Seller desires to sell, and Asset Buyer desires to buy, substantially all of the assets of the Asset Seller.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged; the parties agree as follows:

l.	Sale and Purchase,

1.1. Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Asset Seller agrees to sell, convey, transfer, assign and deliver to Asset Buyer and Asset Buyer agrees to purchase from the Asset Seller, the Business as a going concern and Asset Seller’s right, title and interest in and to all of the Acquired Assets. As used herein “Acquired Assets ’ shall mean all right, title and interest in and to all of the assets of Asset Seller of every kind, character and description, other than the Excluded Assets, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Asset Seller’s financial statements, as such assets may exist on the Closing Date, including, but not limited to, all of its: (a) inventory of materials and supplies, and all furniture, furnishings, signage, fixtures, machinery, trade fixtures, inc1uding, but not limited to, leasehold improvements, security systems, kitchen and other equipment including, but not limited to, pots, pans, glassware, dishes, silverware and small wares, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes and all other tangible assets relating to the Business of the Restaurant of every kind and nature; (b) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, repair trade people, and all other data and know-how related to the Business, in any form or medium wherever located (but only to the extent said records are in the actual physical possession and/or control of Asset Seller); (c) proprietary items including, but not limited to, menus, promotional items and literature, if appropriate, the use of the founding family’s namesake, if any, and pictures as it relates to the Restaurant, history of the Restaurant, memorabilia, photographs and decor; (d) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses (but only to the extent same may be assigned or transferred) and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation and know-how of any kind; (e) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price,

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credit is given or payment is made for same at Closing; (f) contracts, agreements, commitments, and personal property leases of Asset Seller relating to the Business that are described in detail on Schedule 5.10 which Asset Buyer affirmatively elects in writing to assume (the “Purchased Commitments”); (g) to the extent assignable, licenses and permits relating to the Business or the Acquired Assets; (h) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Real Property or in any way used in connection with the Real Property or otherwise possessed or owned by either Seller or in which either Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, beach access rights, air rights, roof rights, antenna rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder (but only to the extent any such privileges and advantages are assignable and are not otherwise personal in nature to Asset Seller or its principals, as the case may be); and (j) contractors and manufacturers guarantees, warranties, indemnities or similar rights in favor of the Asset Seller with respect to any of its Acquired Assets (but only to the extent same are assignable). All of the Acquired Assets are being sold, assigned, transferred, conveyed and delivered to Asset Buyer hereunder free and clear of any Lien. As used herein “Lien” shall mean any mortgage, pledge, lien, claim, security interest, assessment, conditional sale agreement, burden, restriction, prior assignment, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any Uniform Commercial Code lien or tax lien.

1.2. Excluded Assets. The Acquired Assets shall not include the assets listed on Exhibit “C”, licenses that are not assignable, and all leases, contracts, agreements, commitments not relating to the Business, all cash and cash equivalents, all of Asset Seller’s rights under this Agreement and all insurance coverage (collectively, the “Excluded Assets”).

1.3. Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, defined below, Asset Buyer will assume and agree to pay, perform and discharge only the obligations of Asset Seller first arising from the operation of the Business following the Closing under the Purchased Commitments listed on Schedule 1.3 (the “Assumed Liabilities”). Notwithstanding any other provision of this Agreement, Asset Buyer will not assume and shall not be responsible for the payment, performance or discharge of any liabilities or obligations of Asset Seller, whether now existing or hereafter arising, relating to the Business unless specifically set forth in Schedule 1.3. Without limiting the foregoing, Asset Seller, and not Asset Buyer, shall be responsible for any and all of its respective liabilities, responsibilities, expenses and obligations relating to: (a) the Business (or any part thereto) incurred, accruing or arising before the Closing Date, even if not asserted or discovered until on or after the Closing Date, defined below, and (b) the Excluded Assets.

1.4. Due Diligence. Subject to the provisions of Section 7.1 below, Asset Seller hereby agrees to deliver to Asset Buyer within five (5) business days following the Effective Date which shall mean the date on which the last of the Asset Buyer, Asset Seller and any other party signing this Agreement shall have signed or initialed this Agreement, as applicable (“Effective Date”), those due diligence items (“Due Diligence Items”) reasonably requested by Asset Buyer or set forth herein. Asset Buyer shall have thirty (30) days (“Due Diligence Period”) from Asset Seller’s written indication to Asset Buyer that Asset Seller has delivered all (or substantially all available Due Diligence Items to review and to approve the Due Diligence Items and any other information or documentation it acquires, where Asset Seller will confirm to Asset Buyer that it has delivered all such information and materials in its possession or control for review. If Asset Buyer, in its sole discretion, does not approve any of the Due Diligence Items or any of the information provided to Asset Buyer pursuant to this section or any information or documentation it otherwise acquires at any time prior to the expiration of the Due Diligence Period, Asset Buyer, at its option, may terminate this Agreement by written notice to Asset Seller delivered at any time within 48 hours after the expiration of the Due Diligence Period, whereupon this Agreement shall become null and void and of no further force and effect, the Deposit (as defined below) shall be returned to the Asset Buyer and the parties hereto shall have no further obligation one to the other. However, in lieu of such immediate termination of this Agreement, Asset Buyer may at its option, notify Asset Seller in writing of those matters as to which it has concerns and extend the Due Diligence Period and Asset Buyer’s right to terminate this Agreement and to receive the return of the Deposit as to those items only shall be extended for a period of an additional fifteen (15) days in order to give the parties the opportunity to resolve such concerns. Asset Buyer’s failure to terminate this Agreement pursuant to this Section 1.4 shall not affect Asset Buyer’s right to require the satisfaction of all conditions to closing set forth in this Agreement. Asset Buyer and Asset Seller shall also take all necessary steps following execution of this Agreement to obtain the transfer of the Liquor License or to obtain a new liquor license in favor of Asset Buyer necessary to run the Business from the ALA (the “Liquor License”).

2. Purchase Price. The Purchase Price of the Acquired Assets shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00). Upon the execution of this Agreement by all parties, Asset Buyer shall pay to Escrow

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Agent (hereinafter defined) the sum of (i) an initial refundable deposit of Fifty Thousand Dollars ($50,000.00) (the “Initial Deposit”) to Koeppel Law Group, P.A. Trust Account (“Escrow Agent”); and within 48 hours of the expiration of the Due Diligence Period (ii) Fifty Thousand Dollars ($50,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit”); and Asset Buyer shall pay to Asset Seller at Closing (hereinafter defined) (i) the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00), (subject to any prorations, credits or agreed upon adjustments as provided for herein) plus the amount allocated during Inventory in accordance with Section 5.19 hereof for the conveyance, sale and transfer of the Acquired Assets plus the value of Inventory for food and liquor as calculated in the Inventory Report (defined in Section 5.19) which final agreed upon amount will be reflected on the closing statement as a separate line item.. Escrow Agent shall deliver the Deposit to Asset Seller at Closing.

The Purchase Price shall be payable by Asset Buyer to Asset Seller, in cash, by wire transfer or by immediately available funds, plus or minus the specific items hereinafter described and the usual and ordinary prorations and credits, including but not limited to rent paid for any leased equipment assumed by Asset Buyer, personal property taxes for the year of closing imposed on the assets, gift card liabilities, (collectively, the “Prorations and Credits”). Further, any security deposits held by the vendor/lessor of any leased equipment being assumed by Asset Buyer shall be reimbursed to Asset Seller at the time of Closing provided that said vendor/lessor shall transfer the said security deposit for the benefit of the Asset Buyer as of the Closing Date. The parties hereto agree to re-prorate as to any errors in the listing or payment of Prorations and Credits. Asset Seller shall be responsible for electricity, telephone, water and sewer, gas and other utility charges, salaries and accrued vacation and other benefits of employees, payment of all amounts owed by Asset Seller to any governmental agency or unit, and payment of all amounts secured by Liens against the Acquired Assets through and including the Closing (as defined herein); thereafter, all such recurring financial obligations required or otherwise necessary for the operation of the Business shall be Asset Buyer’s sole obligation and responsibility, including, without limitation, the requirement that Asset Buyer ensure that any such accounts for electricity, telephone, water and sewer, gas and any other utilities are opened and operational in Asset Buyer’s name as of the Closing, it being understood and agreed that Asset Seller will close all accounts in its name within two (2) business days of the Closing. To the extent that one party owes money to the other pursuant to this section, such party shall pay all amounts so owed within thirty (30) days after written notice thereof.

(f) A portion of the Purchase Price, in the amount of Three Hundred Seventy Five Thousand Dollars, ($375,000.00) (the “Escrow Cash”) shall be delivered to Asset Buyer’s attorney, as escrow agent (the “Escrow Agent”), to be held pursuant to an escrow agreement in the form attached hereto as Exhibit “D” (the “Closing Escrow Agreement”) to secure the indemnification obligations of the Asset Seller under this Agreement. The Escrow Cash will be released in increments of One Hundred Twenty Five Thousand Dollars ($125,000) on the 6th, 9th and 12th month anniversary of the Closing (hereinafter defined) in accordance with the terms of the Closing Escrow Agreement. The Asset Buyer acknowledges and agrees that except for instances involving Asset Seller’s gross negligence or willful misconduct, Asset Buyer’s remedies under the Closing Escrow Agreement are Asset Buyer’s sole and exclusive recourse and/or remedy in connection herewith.

(g) Notwithstanding the foregoing, if at the Closing there exists any binding holdback requirement imposed by any applicable governmental unit, including without limitation a stop order or similar notice issued by any taxing or other governmental agency or department, the Escrow Cash to be paid in escrow shall be increased and the amount to be paid to Asset Seller shall be decreased accordingly. To the extent Escrow Agent receives written notice from any such governmental unit authorizing the release of the funds that were ordered to be held back by such governmental unit, Escrow Agent shall release such funds to Asset Seller. To the extent any such government unit makes written demand for such funds, Escrow Agent shall pay same to such governmental unit. The amount placed in escrow hereunder subject to any governmental holdback requirement is not intended to be a limitation of Asset Seller’s liability, if any, to the applicable governmental unit, and Asset Seller shall remain liable for all of Asset Seller’s obligations to governmental units.

3. Closing. Time is of the essence with respect to all time periods and dates set forth in this Section 3. The closing (the “Closing”) of the transactions contemplated by this Agreement to be on or before November 30, 2016, and is contingent upon the satisfaction or waiver of the Conditions Precedent (as defined below) (the “Closing Date”). The Closing shall take place at the office of Asset Buyer’s attorney’s offices, 1515 North Flagler Drive, Suite 220, West Palm Beach, Florida 33401, or at such other location which is mutually agreed upon by the parties. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If through no fault of Asset Buyer or Asset Seller the Closing fails to occur on or before December 16, 2016, then either Asset Seller or Asset Buyer may, without liability, terminate its obligations under this Agreement and the Real Property Rider. If the Closing fails to have occurred on or before December 16, 2016 and the failure of the Closing to occur shall be determined by an arbitrator to have

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been the fault of Asset Buyer, Asset Seller shall have the right to retain the Deposit as agreed upon liquidated damages, consideration for execution of this Agreement, and in full settlement of any claims, whereupon Asset Buyer and Asset Seller (and Real Property Buyer and Real Property Seller) shall be relieved from all further obligations under this Agreement and the Real Estate Rider. If the Closing shall not have occurred on or before December 16, 2016 and the failure of the Closing to occur shall be determined by an arbitrator to have been the fault of Asset Seller, then Asset Buyer shall have the right to maintain suit for any and all remedies, at law or in equity, including, but not limited to, specific performance, against the defaulting Asset Seller for breach of this Agreement and the Real Property Seller under the Real Estate Rider.

4. Closing Deliveries.

(a) Closing Deliveries of Buyer. At Closing, Asset Buyer shall deliver to Asset Seller the following: (i) the Purchase Price, less the Deposit and Escrow Cash (as it may be increased hereunder); (ii) certified copy of resolutions duly adopted by Asset Buyer, approving the terms and conditions of this Agreement and authorizing Asset Buyer’s officers to execute, deliver and consummate the same for and on behalf of Asset Buyer; (iii) certificate of Asset Buyer’s good standing as a Delaware limited liability company or other legal entity; (iv) the deliverables set forth in the Real Estate Rider; and (v) such other documents as Asset Seller may reasonably request or are required pursuant to this Agreement (“Assumption of Purchased Commitments”).

(b) Closing Deliveries of Asset Seller. At Closing, Asset Seller shall deliver to Asset Buyer the following (i) duly executed bill of sale and assignment agreement with appropriate warranties of ownership covering the Acquired Assets, in form and substance reasonably acceptable to Asset Buyer; (ii) all customer records relating to the operation of the Business at the Location (but only to the extent said records are in the actual physical possession and/or control of Asset Seller); (iii) certified copy of resolutions duly adopted by the Shareholder and the Asset Seller’s Board of Directors, approving the terms and conditions of this Agreement and authorizing Seller’s officers to execute, deliver and consummate the same for and on behalf of Asset Seller; (iv) certificate of Asset Seller’s good standing as an Alabama corporation and certified copies of Asset Seller’s organizational documents and by-laws; (v) possession of the Acquired Assets; (vi) at Asset Seller’s cost, UCC, tax and judgment search reports issued by a company reasonably satisfactory to Asset Buyer evidencing that the Acquired Assets are free from Liens or encumbrances of any sort; (vii) termination statements terminating all financing statements of record on the Closing Date under the Uniform Commercial Code with respect to the Acquired Assets, or a written commitment from the secured party, in commercially reasonably form and substance, to provide the same; (viii) the originals or certified copies of the Purchased Commitments; (ix) a certification to Asset Buyer, in form and substance reasonably acceptable to Asset Buyer, that Asset Seller warrants that, as of the Closing Date they are in good standing, duly authorized, no default has knowingly occurred under any material agreement relating to the Acquired Assets, all third party consents needed to sell the Acquired Assets have been obtained and no proceedings are pending against Asset Seller or its shareholders except to the extent disclosed in the schedules (if any) (x) good, marketable and insurable title to the Real Property, free from all liens (except taxes not yet due and payable), and encumbrances and municipal matters, for the Real Property and other deliverables set forth in the Real Estate Rider; (xi) a Closing Certificate as described in Section 6 and (xii) such other documents as Asset Buyer’s attorney may reasonably request or are required pursuant to this Agreement.

5. Representations and Warranties of Asset Seller and Buyer.

(a) Except as otherwise disclosed in writing to Asset Buyer on or after the Effective Date, to induce Asset Buyer to execute this Agreement and consummate the transactions contemplated hereunder, the Asset Seller hereby represents and warrants to Asset Buyer as of the date hereof as follows:

5.1 Organization, Good Standing. Authorization. Asset Seller is a corporation duly organized, validly existing and in good standing under the provisions the law of the State of Alabama. Asset Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Asset Seller has all corporate power to enter into this Agreement and all other agreements and documents to be executed by them at Closing pursuant hereto (collectively, the “Acquisition Agreements”). The party executing this Agreement and all other agreements and documents to be executed at Closing has the power and authority to do so. The Acquisition Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by the Asset Seller and shall constitute the legal, valid and binding obligations of Asset Seller, enforceable against Asset Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

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5.2 No Violation. The execution, delivery, compliance with and performance by Asset Seller of the Acquisition Agreements does not and will not knowingly: (i) violate or contravene the articles of incorporation or by-laws, as amended to date (the “Charter Documents”) of Asset Seller; (ii) violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, “Applicable Law”) to which such Asset Seller or any of its assets is subject; (iii) conflict with or result in a breach of or constitute a default by any party under any agreement or other document to which Asset Seller is a party or by which any of its assets or properties are bound or are subject; (iv) result in the creation of any Lien upon any of such Asset Seller’s properties or the Acquired Assets or give to any person or entity a right of acceleration or termination; (v) require any approval or consent of any person under the Charter Documents of such Asset Seller, or any agreement or other document to which Asset Seller is a party or by which Asset Seller or any of its assets or properties are subject; (vi) result in the termination, modification or cancellation of any transferable license, permit, franchise, governmental authorization, contract, clearance or approval necessary for the lawful operation of the Business by Asset Buyer; and (vii) require Asset Seller to obtain any authorization, consent, permit, filing, clearance, registration or exemption or other action by or from or notice to or filing with (either before or after the Closing Date) any federal or state court, administrative agency or other governmental body, other than the ALA. As to any authorization, consent, approval, permit, filing, clearance, registration or exemption or other action relating to Asset Seller’s operation of the Business, there are no waivers, conditions or “grandfathered” conditions which would be reasonably likely to adversely affect the Acquired Assets or the operation of the Restaurant, at the Location on or after the Closing.

5.3 Title. Asset Seller has, and Asset Buyer will receive at Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, leases and tenancies. The Acquired Assets comprise all assets of the Asset Seller other than the Excluded Assets. All tangible personal property at the Location is owned by the Asset Seller and not leased unless otherwise disclosed herein. All of the Acquired Assets are to Asset Seller’s knowledge in good operating condition and repair and no maintenance, repairs, or replacement thereof has been unreasonably deferred. There are no financing statements under the Uniform Commercial Code filed with the Alabama Secretary of State which name Asset Seller or Real Property Seller as debtor, excepting only financing statements no longer in effect or that will be paid at Closing, and Asset Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement except for those that will be paid at Closing (if any).

5.4 No Subsidiaries. Asset Seller does not own and has never owned, either directly or indirectly, any interest (whether debt or equity) in any other entity.

5.5 Intellectual Property. Asset Seller has all rights to use and assign all intellectual property which relates to the Business as now operated or used by Asset Seller in the operation of the Business, including the trade name “Original Oyster House”. Asset Seller advises Asset Buyer that the trade name “Original Oyster House” is geographically limited to the area comprising the entire United States except for the states of Ohio, West Virginia, Maryland, Delaware, Pennsylvania, New York, New Jersey, Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire and Maine pursuant to concurrent use proceeding no. 94002039. Concurrent Use with Registration No. 2781046. Except for the foregoing limitation, the use of such intellectual property by Asset Seller does not infringe on the rights of any other party. Asset Seller has all appropriate licenses (all of which are to Asset Seller’s knowledge in full force and effect) to operate its Business and computer programs and to Asset Seller’s knowledge all such licenses are freely assignable to Asset Buyer.

5.6 Legal Proceedings. Except as set forth on Schedule 5.6 attached hereto, there are no actions, suits, litigation, proceedings or investigations pending or to Asset Seller’s knowledge threatened by or against Asset Seller or by or against any shareholder which relate to the Business or the Acquired Assets, and Asset Seller has not received any written or oral claim, complaint, threat or notice of any such proceeding or claim or is aware of any basis for any such claim.

5.7 Compliance with Laws. In operating the Business, Asset Seller has to its knowledge complied in all material respects with all regulations, rules, ordinances, laws, statutes, orders and decrees of any governmental authority applicable to it (collectively, the “Applicable Laws”). Asset Seller has not received any notice asserting any violation thereof or non-compliance therewith and there is no pending or to the Asset Seller’s knowledge, after due inquiry, threatened investigation, inquiry or audit by any federal, state, or local governmental authority relating to Asset Seller, the Business or any of the Acquired Assets.

5.8. Permits and Licenses. To Asset Seller’s knowledge, (i) Schedule 5.8 identifies all existing licenses and

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permits and is complete and correct in all material respects; (ii) such licenses and permits constitute all of the licenses and permits currently necessary for the ownership and operation of the Business, including, but not limited to, the food and beverage licenses required to sell and serve food and liquor at the Business; (iii) no default has occurred in the due observance or condition of any license or permit which has not been heretofore corrected; (iv) Asset Seller has not received any notice from any source to the effect that there is lacking any license or permit needed in connection with the operation of the Restaurant or other Business operation connected therewith; and (v) all licenses and permits (except those listed on Schedule 1.2) are assignable to Asset Buyer. Each permit and license held by Asset Seller (including the Liquor License) is valid and in full force and effect, all fees and deposits required in connection therewith have been paid, and no such license or permit is subject to any limitation, restriction, probation or other qualification. There is not pending, or to the best of Asset Seller’s knowledge, after due inquiry, threatened, any investigation or proceeding which would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any such license or permit or the imposition of any fine, penalty or other sanctions for violation of any such license or permit requirements. Asset Seller now has, and has had at all relevant times, all licenses and permits required to legally own and conduct the Business and to own and use the Acquired Assets. There are not any orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business conducted by the Asset Seller or the properties of the Asset Seller and which would reasonably be expected to materially adversely affect the properties, Acquired Assets, liability, operations or prospects of Asset Buyer after the Closing Date.

5.9 Commitments. Asset Seller has delivered or made available to Asset Buyer or will deliver within five (5) business days of the Effective Date, true and correct copies of all written contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets, including without limitation, all amendments thereto. A true, correct and complete list and summary description of all such written documents and any and all oral contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets is attached hereto as Schedule 5.9. Asset Buyer shall during the Due Diligence Period determine which, if any, of the Commitments it wishes to assume (“Purchased Commitments”). All Purchased Commitments are in full force and effect (and are expected to be in full force and effect immediately following the Closing) and represent the valid and binding obligations of Asset Seller and other parties. To its knowledge, the Asset Seller and all other parties thereto have performed in all material respects all obligations required to be performed by it or them thereunder, respectively. To its knowledge, neither Asset Seller nor any other party is (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, and to its knowledge Asset Seller has not received any notice of any default or termination of any such Purchased Commitment from any other party thereto and Asset Seller is not aware of any facts or circumstances (with or without the lapses of time or the giving of notice or both) under which it would be reasonably likely that there would be a default or termination of any such Purchased Commitment. Asset Seller has no outstanding powers of attorney relating to the Business or the Acquired Assets.

5.10 Financial Statements. Asset Seller has heretofore delivered to Asset Buyer, or will deliver within five (5) business days of the Effective Date, its financial statements for the months January through September 30, 2016 and for the years ended December 31, 2015 and 2014 and its tax returns for the years 2015, 2014 and 2013 signed by a principal of Asset Seller and its accountant. In the event Seller has not filed its corporate tax return for the year 2015, Seller shall deliver a copy to Asset Buyer simultaneously with the filing of same with the Internal Revenue Service; and Asset Seller will deliver to Asset Buyer as soon as practicable its financial statements for each month in 2016 which elapses prior to the Closing Date together with copies of its sales tax reports for the months January through September 30, 2016 and for the years ended December 31, 2015 and 2014. The financial statements referred to in the first sentence of this Section 5.10 (collectively, the “Financial Information”) are based upon the information contained in the books and records of the Asset Seller and present the assets, liabilities and financial condition of the Asset Seller as of the respective dates thereof and the results of such Asset Seller’s operations for the periods ended as of the respective dates thereof. The Financial Information in each case has been prepared on an income tax basis throughout the periods involved and with prior periods and the Financial Information does not materially overstate or understate the gross revenues or net income or the major operating expenses, including, but not limited to, food and beverage purchases, salaries, and payroll tax expenses of Asset Seller.

5.11. No Undisclosed or Transferee Liability. Asset Seller has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected or reserved against in the Financial Information, other than liabilities incurred in the ordinary course of business after the date of the latest of the Financial Information. All debts, liabilities and obligations of Asset Seller or otherwise relating to the Business or the Acquired Assets incurred after the periods covered by the Financial Information have been incurred in the ordinary course of business, consistent with past practice, and are usual and normal in amount. The transactions described herein will not result in Asset Buyer being subject

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to any “transferee liability” of any type (other than as expressly assumed by Asset Buyer and for which Asset Buyer receives a credit under this Agreement), including, without limitation, any liability for Asset Sellers’ debts and obligations to creditors or to any state, local or federal taxing body or to the Alabama Department of Labor or similar governmental entity or division or to its current or former employees.

5.12 No Brokers or Advisors Except as described on Schedule 5.12, neither Asset Seller nor Asset Buyer has employed, either directly or indirectly, or incurred any liability to, any broker, advisor, finder or other agent in connection with the transactions contemplated by this Agreement. Asset Seller shall be responsible to pay the Advisor listed on Schedule 5.12 at Closing in accordance with a separate written agreement between the parties.

5.13 Taxes. Asset Seller is not delinquent with respect to money due to any federal, state, or local taxing authority or any other governmental entity for income tax or any other tax, or interest, penalties, assessments or deficiencies relating thereto (collectively, “Taxes”). Asset Seller has filed all federal, state and local and all other tax returns which it is required to have filed. Asset Seller has paid or made adequate provision for the payment of all Taxes which have or may become due pursuant to said returns or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by such Asset Seller. As of the Closing Date, Asset Seller shall have paid all accrued sales taxes owed by Asset Seller in the state of Alabama. No adjustment of or deficiency of any Taxes or claim for additional Taxes has been proposed, or to the best of Asset Sellers’ knowledge, threatened, asserted or assessed against Asset Seller. There are no audits or other examinations being conducted or, to the best of Asset Seller’s knowledge, after due inquiry, threatened by any taxing authority, and there is no deficiency or refund litigation or controversy in progress or, to the best of Asset Seller’s knowledge, after due inquiry, threatened, with respect to any Taxes previously paid by Asset Seller or with respect to any returns previously filed by Asset Seller or on behalf of Asset Seller. Asset Sel1er has not made any express waiver of any statute of limitations relating to the assessment or collection of Taxes.

5.14 Shareholders’ Ownership. Joe Roszkowski and David Dekle each own 50% of the issued and outstanding capital stock of Asset Seller. Asset Seller (and no other person or entity) own all right, title or interest in personal property of any kind that was actually used and was necessary to the conduct of the Business by Asset Seller, whether tangible or intangible, wherever located.

5.15 Employee Matters. Except as set forth a Schedule 5.15(a) attached hereto, no employee of Asset Seller has a written employment agreement or is other than an “at will” employee. Asset Seller does not have nor maintain any pension, profit sharing, thrift or other retirement plan, employee benefit plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding. Asset Seller is not a party to, and Asset Seller is not subject to, any collective bargaining or other agreement or understanding with any labor union, and no approval by any labor union is required to complete this transaction. Prior to the date hereof, no labor union has attempted to represent employees of the Asset Seller at the Location. Asset Seller is not privy to or involved in any labor or union controversy or other interaction of any kind. There are no grievances, disputes or controversies with any individual or group of employees which would reasonably be expected to have a material and adverse effect on the Business. The Asset Seller has not received notice of any labor action for failure to pay Asset Seller’s employees appropriately and Asset Seller has no knowledge of any potential wage dispute or claim for unpaid minimum wages under the Alabama Minimum Wage Act. Schedule 5.15(b) identifies the name and current compensation of each current employee of Asset Seller. There is no unfair labor practice charge or other employee-related or employment-related complaint against Asset Seller pending or, to the best of Asset Seller’s knowledge, threatened before any Governmental Authority. To the best of Asset Seller’s knowledge, without independent inquiry, Asset Seller has complied with, and is currently in substantial compliance with, all Governmental Requirements relating to any of its employees or consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and Asset Seller has not received from any Governmental Authority any written notice of Asset Seller’s failure to comply with any such Governmental Requirement. Within fourteen (14) business days after the Closing Date, Asset Seller shall pay all of its employees for all salary and other benefits that accrue prior to the date of the Closing. All employees will be provided with the appropriate WARN Act notices and then terminated by Asset Seller as of the Closing Date, and Asset Buyer agrees to hire any or all of said employees effective from the Closing Date, as determined in Asset Buyer’s sole and absolute discretion.

5.16 No Discounts or Promotions Asset Seller has not entered into any special programs or arrangements whereby any customer or employer or group thereof is entitled to a lesser fee or preferential treatment offered to all customers after the Closing.

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5.17 No Change. Since the Effective Date there has not been: (a) any material change in the condition of the Acquired Assets; (b) any contract, agreement, lease or other commitment or arrangement (written or oral) entered into or amended relating to the Business; (c) any indebtedness, liability or obligation created, incurred or assumed by Asset Seller; (d) any acquisition by Asset Seller of any Acquired Assets in any transactions with any of Asset Seller’s officers, directors or Shareholders, or any relative by blood or marriage or any Affiliate (as hereinafter defined) thereof or of Asset Seller, or any acquisition of any Acquired Assets of material value in any transaction with any other person or entity; or any relative by blood or marriage or any Affiliate (as hereinafter defined) thereof or of Asset Seller, or any acquisition of any Acquired Assets of material value in any transaction with any other person or entity; (e) any material change in Asset Seller’s maintenance of its books of account; (f) any sale, lease or other disposition of or agreement to sell, lease or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business and consistent with past practice; or (g) any other event, condition, change or circumstance which has had, or is reasonably expected to have, a material adverse effect, on Asset Seller or the Acquired Assets taken as a whole. “Affiliate” shall mean any party which is directly or indirectly controlling, controlled by or under common control with another person or entity.

5.18 Solvency. Assuming that Asset Buyer performs all of its obligations under this Agreement, Asset Seller will have sufficient funds to satisfy all obligations owed to its creditors. Asset Seller is solvent and has assets which have a fair value in excess of its liabilities. The Purchase Price is fair, has been negotiated on an arms-length basis, and is greater than what Asset Seller could obtain for the Assets if such Assets were sold on a liquidation sale basis. Asset Seller has had the opportunity to consult with its independent advisors as to the merits of the transaction described herein. Asset Seller is not entering into this transaction under duress nor as result of the requirement of any lender, creditor or the ALA.

5.19 Inventory. The Asset Seller shall provide at least three (3) days prior to Closing a report of all existing inventory at the Location (the “Inventory”) that at such time is owned by Asset Seller and which is: (a) usable or saleable in the ordinary course of the Business; (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Asset Seller at an amount which reflects its costs. After such determination, Asset Seller shall provide evidence by original paid invoices of the cost of such useable and saleable Inventory in the form of a certified report of the Inventory at the Location and the Asset Buyer and Asset Seller shall jointly determine the amount to be added to the Purchase Price (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price and Asset Buyer shall acquire the items on the Inventory Report free and clear of all liens and encumbrances. Asset Buyer understands and agrees that regardless of the date of the Inventory description delivered to it prior to Closing, that portions of said Inventory will be used in the ordinary course of business and consistent with past practices by Asset Seller in the continued operation of the Business through and including the Closing. Immediately after the close of business on the day immediately preceding the Closing Date, Asset Seller and Asset Buyer shall conduct a physical count of the entire inventory (the “Inventory”). The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory. Inventory shall include, but not be limited to, all useable and unopened beer, wine and liquor inventories of Asset Seller, as well as food products that Asset Buyer and Asset Seller jointly agree shall be sold by Asset Seller to Asset Buyer under the terms of this Agreement. As used herein “useable” shall mean inventory which is in good and saleable condition and of the quality regularly sold and served to customers of Asset Seller in the usual course of business.

No less than three (3) days prior to Closing, Asset Seller shall provide a certified report of the Inventory at the Location and the corresponding cost associated therewith (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory.

5.20 Disclosure. No representation or warranty in this Section 5 contains any knowingly untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance known to Asset Seller that has not been disclosed in writing to Asset Buyer that is reasonably likely to materially and adversely affect the Acquired Assets or the conduct of the Business following the Closing.

5.21 “As-is,” “Where-is.” Except for the express warranties stated herein, the Acquired Assets are being sold “as-is,” “where-is” and without any express or implied warranties of any kind or nature, including warranties of merchantability, fitness for particular purpose and non-infringement.

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(b) Representations and Warranties of Asset Buyer. Except as otherwise disclosed in writing to Asset Seller on or after the Effective Date, to induce Asset Seller to execute this Agreement and consummate the transactions contemplated hereunder, the Asset Buyer hereby represents and warrants to Asset Seller as of the date hereof as follows:

5.22 Organization, Good Standing. Authorization. Asset Buyer represents, warrants and covenants to and with Asset Seller, knowing that Asset Seller is relying on each such representation, warranty and covenant, that Asset Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in Alabama. Asset Buyer has the lawful right, power, authority and capacity to purchase the Assets in accordance with the terms, provisions and conditions of this Agreement. The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Asset Buyer on the Closing Date, and the performance by Asset Buyer of Asset Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Assets as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Asset Buyer is a party, any judicial order or judgment of any nature by Asset Buyer is bound, and this Agreement, and the covenants and agreements of Asset Buyer under this Agreement, are the valid and binding obligations of Asset Buyer, enforceable in accordance with their terms. All company action will have been taken by Real Property Buyer authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Asset Buyer of the documents and instruments to be executed and delivered by Asset Buyer on the Closing Date, and the performance by Asset Buyer of Asset Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Asset as contemplated by and provided for in this Agreement.

5.23 No Violations. There are no actions, suits or proceedings pending or, to Asset Buyer’s actual knowledge, threatened against, by or affecting Asset Buyer which question the validity or enforceability of this Agreement or of any action taken by Asset Buyer under this Agreement, in any court or before any governmental authority, domestic or foreign.

The representations and warranties of Asset Seller and Asset Buyer under this paragraph 5 shall survive the Closing Date for a period of one hundred eighty (180) days after the Closing.

6. Conditions Precedent. Asset Buyer shall not be obligated to close the transactions contemplated by this Agreement unless each of the following conditions are satisfied, or expressly waived in writing by Asset Buyer (collectively, the “Conditions Precedent”): (a) Asset Buyer and Asset Seller, shall have entered into a management agreement to operate the Business at the Location until the Liquor License from the ALA is issued to Asset Buyer or Asset Buyer shall have received a temporary liquor license for the Business operation at the Real Property; (b) Asset Seller shall have executed and delivered to Asset Buyer at the Closing a Certificate certifying: (i) as to the fulfillment of the matters contained in this Section 6 and (ii) that as of the Closing Date the representations and warranties of the Asset Seller contained in this Agreement are true, complete and accurate to the same extent and with the same force and effect as if made on such date; (c) the Asset Seller shall have materially performed, satisfied and complied with all obligations and covenants of Asset Seller required by this Agreement to be performed or complied with by it, at or before the Closing; (d) Asset Seller shall have delivered to Asset Buyer at or before the Closing, as applicable hereunder, all documents and all other items required hereunder to be delivered by it, in form and substance reasonably satisfactory to Asset Buyer, with all such documents which require Asset Seller’s execution having been duly executed, as applicable, by Asset Seller; (e) Asset Seller shall have obtained all necessary approvals, consents and clearances from governmental authorities (including but not limited to Department of Business and Professional Regulation and Department of Revenue) and others in connection with the transactions contemplated by this Agreement (the “Consents”), (f) no new law or amendment to any existing Applicable Law has been enacted, proposed, promulgated, issued or otherwise effectuated which precludes the transaction contemplated by this Agreement or which would materially adversely affect or is reasonably likely to materially adversely affect in Asset Buyer’s reasonable determination, the profitability or legality of the Business; {g) there has been no material adverse change in the Business assets, liabilities, results of operations or prospects of Asset Seller since the date of this Agreement; (h) Real Property Buyer and Real Property Seller have simultaneously closed on the purchase and sale of the Real Property (i) The Asset Buyer and Asset Seller named in that certain Asset Purchase Agreement between Original Oyster House, Inc. as Asset Seller and Ark Oyster House Gulf Shores I, LLC, as Asset Buyer and Premium Properties, Inc. as the Real Property Seller and Ark Gulf Shores Real Estate, LLC, as Real Property Buyer have simultaneously closed on the purchase and sale of the assets and real estate located at 701 Gulf Shores Parkway, City of Gulf Shores, Baldwin County, Alabama (j) If the ALA

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shall fail or refuse to issue the Liquor License and if Asset Buyer shall have made a good faith effort to obtain the Liquor License, then either Asset Buyer or Asset Seller may, without liability, terminate its obligations under this Agreement. Asset Seller shall cooperate with Asset Buyer to: (i) obtain the ALA’s and other governmental agencies approval to operate the Business at the Location and (ii) complete the transactions contemplated by this Agreement.

7. Pre-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:

7.1 Confidentiality.

(a) At all times after the parties’ full execution of this Agreement, each of the parties hereto will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to any other person, entity or governmental unit for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the “Information”), except to the extent: (i) necessary for such party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is required by order of any court or by law or by any regulatory agency to which either party is subject or in connection with any civil or administrative proceeding (each party agreeing to give prior notice of such required disclosure, to the extent practical, to the other party), (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of any party hereto or any such party’s officers, representatives, brokers, attorneys, advisers or affiliates, (iv) necessary in connection with the enforcement of the terms of this Agreement, or (v) permitted in writing by all parties hereto.

(b) Asset Buyer and Asset Seller acknowledge that either party’s failure to comply with the promises contained in Section 7.1 will constitute a substantial and material breach of this Agreement. Parties further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in Section 7.1 may be inadequate and that the violation of any of the covenants contained in Section 7.1 will cause irreparable and continuing damage to the Business. Accordingly, the Parties shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including, without limitation, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which either party may be entitled. The covenants in Section 7.1 shall run in favor of the parties and its affiliates, successors and assigns. The provisions of Section 7.1 shall survive the Closing or termination of this Agreement.

(c) As relates to the application to obtain and/or transfer the liquor license for this restaurant and the restaurant located at 701 Gulf Shores Parkway, City of Gulf Shores, the parties acknowledge that upon the filing of an application with the Alabama Alcoholic Beverage Control Board all matters relating thereto will be available to the public and that such applications shall not be a violation of this Section; provided, however, Asset Buyer agrees not to make such applications until after this and the Real Estate Purchase and Sale Agreement for this restaurant and the Asset Purchase and Real Estate Purchase and Sale Agreement for the restaurant located at 701 Gulf Shores Parkway, City of Gulf Shores have been signed by all parties. Asset Buyer shall provide Asset Seller with two (2) business days’ prior written notice prior to its submission of any such applications as contemplated in this Section 7.1(c).

(d) In the event a Closing does not occur, the Asset Buyer and Asset Seller will return all Information to the party that provided same or destroy all Information that is in tangible form, together with any copies that may have been made, and provide written certification that the foregoing has been completed.

(e) Following the Closing, Asset Buyer and Asset Seller shall coordinate on a mutually acceptable public announcement with respect to the sale of the Business to Asset Buyer.

7.2 Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder. The Asset Seller agrees to use commercially reasonable efforts to obtain the Consents required under this Agreement and Asset Buyer shall use commercially reasonable efforts to assist in the obtaining of such Consents. Each party shall be responsible for its own costs and expenses relating to using its efforts as required hereby in obtaining the Consents.

7.3 Ordinary Course. Asset Seller will, unless Asset Buyer otherwise consents in writing: (a) own and use the

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Acquired Assets in accordance with all Applicable Laws, in the ordinary course, and in a manner which will not be reasonably expected to have a material adverse effect on the Acquired Assets, (b) maintain the Acquired Assets in good repair and working condition and maintain and keep in force existing insurance on the Acquired Assets, (c) maintain any and all relationships with its existing employees, customers, suppliers and any other persons or firms with whom Seller has significant contact in connection with the operation of the Business and take such other and further actions as may be reasonably necessary to preserve the goodwill of the Business, including the prompt payment of all suppliers and vendors; maintain its books and records in the ordinary course, consistent with past practice, (e) maintain the Inventory at the level described on Schedule 5.19 and (f) comply in all respects with all of the terms of the Purchased Commitments and continue operating the Business in the ordinary course. In addition, Asset Seller will not, without Asset Buyer’s prior written consent: (i) remove, relocate, sell, transfer, pledge, lease, hypothecate or otherwise dispose of any of the Acquired Assets outside of the ordinary course of business, (ii) enter into, engage in, or become a party to, directly or indirectly, any transaction or agreement other than in the ordinary course of business, or (iii) increase the compensation of any employee or independent contractor of the Business.

7.4 Cooperation. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing. Asset Seller shall cooperate with Asset Buyer relative to the execution of any and all permits and licenses reasonably requested by Asset Buyer prior to Closing.

7.5 Governmental Filings. Each party hereto will promptly make all governmental filings or other submissions which may be necessary in order for such party to be able to consummate the transactions contemplated by this Agreement.

7.6 Taxes and Fees. Asset Seller shall prepare and timely file, in a manner consistent with Applicable Laws, all tax returns relating to the Business and/or the Acquired Assets required or permitted to be filed on or before the Closing Date.

7.7 Access. From time to time and at any time during normal business hours, Asset Seller shall give Asset Buyer and its representatives reasonable access to the Location and Acquired Assets from the date hereof and through the Closing Date and shall promptly furnish to Asset Buyer and its representatives such information and records relative to the Business and the Acquired Assets as they shall, at any time and from time to time, reasonably request, including but not limited to, financial reports of operations and reports and other information as to the status of Asset Seller’s liabilities to its vendors.

7.8 Exclusivity. Asset Seller acknowledges that Asset Buyer has devoted and will devote substantial time and has incurred and will incur out of pocket expenses (including attorneys’ fees and expenses) in connection with conducting business, financial, and legal due diligence investigations of Asset Seller and the Business, drafting and negotiating this Agreement and all related agreements and consummating the transactions contemplated hereby and thereby. In the event that Asset Seller violates any provision of this Agreement, Asset Buyer shall have such remedies as are set forth herein. To induce Asset Buyer to take the actions contemplated under this Agreement and the Real Property Seller under the Real Property Rider and the related agreements and to incur such expenses, from the date of this Agreement until the earlier of the Closing or termination of this Agreement, Asset Seller will not directly or indirectly: (a) enter into any written or oral agreement or understanding with any person or entity (other than Asset Buyer) regarding a sale (directly or indirectly including by way of merger or consolidation) of all or any part of the Business or the Acquired Assets or the use of the Location; or (b) solicit, initiate or encourage the submission of any proposals or offer from any person or entity (other than Asset Buyer) regarding the possibility of any such sale or such use or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

7.9 Pre-Closing Obligations. Asset Seller shall promptly pay, perform and discharge in full and in accordance with their respective terms, all liabilities and obligations relating to the Acquired Assets and/or the Business which accrue prior to the Closing (regardless of when they actually arise), and all other Excluded Liabilities, and Asset Buyer shall have no responsibility therefor.

7.10. Further Actions. From the date hereof to the Closing or termination of this Agreement, the Asset Seller will provide prompt notice to Asset Buyer of any fact, condition, event or occurrence that will or is reasonably likely to

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result in the failure of any of the conditions contained in this Agreement to be satisfied or the breach of any representation or warranty set forth herein.

7.11 Liquor License. The parties acknowledge that the liquor license is not freely assignable, and that Asset Buyer and the principals of the Asset Buyer shall be obligated to apply for a liquor license in its name. The Asset Seller will reasonably cooperate and assist the Asset Buyer in all matters relating to the transfer and assignment of its liquor license to the Asset Buyer including, without limitation, the execution and delivery of all documentation required by the g~~o~~vernmental a~~u~~thorities with reference thereto, but at no cost or expense to the Asset Seller. Without in any manner limiting to the foregoing, Asset Seller will, subject to the limitation contained in Section 7.1 (c) within two (2) business days of Asset Buyer’s request execute the Alabama Alcoholic Beverage Control Board applications in duplicate and have its signatures notarized. Asset Seller will also execute the required surcharge form for transfer of licenses. Asset Buyer shall use the applications to determine Asset Seller’s status at the Department of Revenue with regards to the sales tax and at the Alabama Alcoholic Beverage Control Board with regard to surcharges. Asset Seller agrees to immediately cure any deficiencies caused by Asset Seller that may affect Asset Buyer’s ability to obtain a transfer of the liquor license. Asset Buyer will apply for a temporary liquor ~~l~~icense to be issued on or before the Closing Date. Asset Seller agrees it will permit a health inspection of the Property by the Alabama Department of Public Health prior to Closing, upon request of the Asset Buyer.

8.1 Indemnification by Seller. The Asset Seller agrees to and shall defend, indemnify and hold harmless Asset Buyer and its managers, members, employees, agents, representatives and its and their respective successors and assigns (collectively, the ” Asset Buyer Indemnified Parties”) harmless from and against any and all losses, damages, claims, actions, lawsuits, demands, proceedings, assessments, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of or relate to any of the following: (a) the operation of the Business at any time on or prior to the Closing Date; (b) any breach of any representation, warranty or covenant made by the Asset Seller in this Agreement; (c) any failure by the Asset Seller to materially perform, comply with or observe any one of more of its covenants, agreement or obligations contained in this Agreement; (c) liability arising from a breach or error by Asset Seller in connection with the representations and warranties set forth in Section 5 and (d) any transferee liability for which the Asset Buyer Indemnified Parties become liable on account of any obligation of Asset Seller, including, but not limited to, any tax liability that the Asset Buyer assumes by law. For the purposes hereof, Asset Buyer for and on behalf of the Asset Indemnified Parties covenants and agrees with Asset Seller that it will perform its own due diligence and research on the Acquired Assets and Asset Buyer shall be estopped from raising any claim for Losses with respect to matters that it inspected (or that a commercially reasonable party should have inspected) during the Due Diligence Period. If there is any indemnification claim hereunder, Asset Buyer shall promptly cause notice of the claim to be delivered to the Asset Seller provided that the failure to give such notice shall not affect the Asset Buyer Indemnified Parties’ right to indemnification hereunder. The Asset Seller shall defend such claim at their sole cost and expense with legal counsel chosen by Asset Seller (subject to reasonable input from the Asset Buyer). The Asset Buyer and its counsel shall have the right to participate in the defense of any such claim at the Asset Buyer’s sole cost and expense. If notice is given and the Asset Seller fails to promptly assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Asset Buyer without the Asset Seller’s consent and the Asset Seller shall remain liable under this Section 8. Notwithstanding any provision of this Section 8 to the contrary: (a) the Asset Buyer may retain control over the defense (at the cost of the Asset Seller) of any claim hereunder if such claim is for injunctive or other equitable relief; and/or (b) if in the reasonable opinion of the Asset Buyer there may be a conflict between the positions of the Asset Buyer and Asset Seller in conducting the defense of an action or that there may be legal defenses available to Asset Buyer different from or in addition to those which counsel for the Asset Seller would be able to raise, the Asset Buyer shall be entitled to maintain its own independent defense of such action and the reasonable fees and expenses of the Asset Buyer’s counsel shall be paid by the Asset Seller. Asset Seller cannot settle a matter other than for dollar damages without the consent of Asset Buyer. Further notwithstanding any provision of this Agreement to the contrary, in no event shall Asset Seller’s liability to the Asset Buyer Indemnified Parties, regardless of the cause or nature of the event giving rise to any such liability, exceed the total sum of the Escrow Cash except to the extent such claim or loss was caused by Seller’s fraudulent misrepresentation or gross or intentional negligence in which event Buyer shall be entitled to all remedies provided for under law or in equity. Unless otherwise provided herein, the limitation of liability set forth in the immediate preceding sentence shall be applicable to direct damages only, it being understood and agreed by the Asset Buyer Indemnified Parties that Asset Seller shall not be responsible or liable for other types of damages, including, without limitation, consequential, special, incidental or any other types of damages even if Asset Seller was advised of the likelihood of same from the Asset Buyer Indemnified Parties.

8.2. Indemnification by Buyer. The Asset Buyer agrees to and shall defend, indemnify and hold harmless

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Asset Seller and its managers, members, employees, agents, representatives and its and their respective successors and assigns (collectively, the “Asset Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, actions, lawsuits, demands, proceedings, assessments, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of or relate to any of the following: (a) the operation of the Business at any time on or after the Closing Date; (b) any breach of any representation, warranty or covenant made by the Asset Buyer in this Agreement; (c) any failure by the Asset Buyer to materially perform, comply with or observe any one of more of its covenants, agreement or obligations contained in this Agreement; (c) liability arising from a breach or error by Asset Buyer in connection with the representations and warranties set forth in Section 5 and (d) any transferee liability for which the Asset Seller Indemnified Parties become liable on account of any obligation of Asset Buyer incurred after Closing. If there is any indemnification claim hereunder, Asset Seller shall promptly cause notice of the claim to be delivered to the Asset Buyer provided that the failure to give such notice shall not affect the Asset Seller Indemnified Parties’ right to indemnification hereunder. The Asset Buyer shall defend such claim at their sole cost and expense with legal counsel chosen by Asset Buyer (subject to reasonable input from the Asset Seller). The Asset Seller and its counsel shall have the right to participate in the defense of any such claim at the Asset Seller’s sole cost and expense. If notice is given and the Asset Buyer fails to promptly assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Asset Seller without the Asset Buyer’s consent and the Asset Buyer shall remain liable under this Section 8. Notwithstanding any provision of this Section 8 to the contrary: (a) the Asset Seller may retain control over the defense (at the cost of the Asset Buyer) of any claim hereunder if such claim is for injunctive or other equitable relief; and/or (b) if in the reasonable opinion of the Asset Seller there may be a conflict between the positions of the Asset Buyer and Asset Seller in conducting the defense of an action or that there may be legal defenses available to Asset Seller different from or in addition to those which counsel for the Asset Buyer would be able to raise, the Asset Seller shall be entitled to maintain its own independent defense of such action and the reasonable fees and expenses of the Asset Seller’s counsel shall be paid by the Asset Buyer. Asset Buyer cannot settle a matter other than for dollar damages without the consent of Asset Seller. Further notwithstanding any provision of this Agreement to the contrary, in no event shall Asset Buyer’s liability to the Asset Seller Indemnified Parties, regardless of the cause or nature of the event giving rise to any such liability, exceed the total sum of the Escrow Cash being held for Seller’s indemnification as provided in Section (a) above except to the extent such claim or loss was caused by Buyer’s fraudulent misrepresentation or gross or intentional negligence in which event Seller shall be entitled to all remedies provided for under law or in equity. Unless otherwise provided herein, the limitation of liability set forth in the immediate preceding sentence shall be applicable to direct damages only, it being understood and agreed by the Asset Seller Indemnified Parties that Asset Buyer shall not be responsible or liable for other types of damages, including, without limitation, consequential, special, incidental or any other types of damages even if Asset Buyer was advised of the likelihood of same from the Asset Seller Indemnified Parties.

8.3 Remedies.

(a) If the purchase and sale of the Assets is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Asset Buyer under this Agreement, the Earnest Money shall be delivered to Asset Seller as full liquidated damages for such default. Asset Seller and Asset Buyer acknowledge that Asset Seller’s actual damages in the event of a default by Asset Buyer under this Agreement will be difficult to ascertain, that such liquidated damages represent the Asset Seller’s and Asset Buyer’s best estimate of such damages, and that Asset Seller and Asset Buyer believe such liquidated damages are a reasonable estimate of such damages. Asset Seller and Asset Buyer expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages in the event of Asset Buyer’s default and as compensation for Asset Seller’s taking the Acquired Assets off the market during the term of this Agreement. Such delivery of the Deposit shall be the sole and exclusive remedy of Asset Seller by reason of a default by Asset Buyer under this Agreement, and Asset Seller hereby waives and releases any right to sue Asset Buyer, and hereby covenants not to sue Asset Buyer, for specific performance of this Agreement or to prove that Asset Seller’s actual damages exceed the Deposit which is herein provided Asset Seller as full liquidated damages.

(b) If (i) any representation or warranty of Asset Seller set forth in this Agreement shall prove to be untrue or incorrect in any respect, or (ii) Asset Seller shall fail to keep, observe, perform, satisfy or comply with, fully and completely, any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Asset Seller, or (iii) the purchase and sale of the Acquired Assets is otherwise not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by

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Asset Seller under this Agreement (the matters described in the foregoing clauses (i), (ii) and (iii) are herein sometimes collectively called “Seller Defaults”), (A) the Deposit shall be refunded to Asset Buyer immediately upon request and Asset Seller shall reimburse Asset Buyer in an amount equal to all actual, third party out of pocket costs and expenses paid or incurred by Asset Buyer in connection with its execution of and entry into this Agreement and its proposed acquisition of the Acquired Assets up to FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00), or (B) Asset Buyer shall have the right to specific performance of any and all Asset Seller covenants or agreements contained in this Agreement.

9. Post-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants after the Closing:

9.1. Taxes. Asset Seller shall pay any and all sales, use, transfer or other taxes due or owing in connection with the transfer and conveyance of the Assets hereunder, and Asset Buyer shall have no liability therefor.

9.2. Asset Seller’s Employees. Asset Seller acknowledges that on or after the Closing Date, Asset Buyer may hire one or more persons previously employed by Asset Seller, that any such persons shall be treated as new hires by Asset Buyer and that Asset Buyer’s employment of such persons shall in no way limit Asset Seller’s obligations to pay any amounts or provide any benefits to such persons in connection with their employment by Asset Seller or the termination thereof through and including the Closing. Nothing herein shall obligate Asset Buyer to employ such employees or to employ them for any specific time period or to provide them with any specific benefits or pay rate.

9.3. Records. Asset Seller will not dispose of or destroy any records relating to the Business or the Acquired Assets which are not delivered to Asset Buyer at or prior to Closing for three (3) years thereafter and will provide Asset Buyer with access to review and copy any such records during such period.

9.4. Covenants. The Asset Seller acknowledges and agrees that Asset Buyer would not have entered into this Agreement to purchase the Acquired Assets but for the following restrictive covenants, that the provisions of this Section 9.4 are supported by good and sufficient consideration, that the Asset Seller (including, but not limited to, officers, shareholders, employees and agents thereof) possesses information and expertise relating to the Business and the Acquired Assets that will enable them to injure Asset Buyer and diminish the value of the investment by Asset Buyer in the Business and the Acquired Assets if the Asset Seller should engage in any business that is competitive with the Business conducted by Asset Buyer. The Asset Seller and its principals listed on Exhibit “E” (“Principals”) hereby represent and warrant that the Asset Seller (including, but not limited to the officers and shareholders thereof and their families) do not own a restaurant that operates within the restricted area (hereinafter defined) (other than the Original Oyster House Restaurant located at 3733 Battleship Parkway, Spanish Fort, which sale agreement is being executed simultaneously with this Agreement) and they hereby covenant and agree to deliver to Asset Buyer during the Due Diligence Period, non-disclosure agreements, and at Closing, non-competition agreements (“Non-Competition Agreements”), which shall be in the form attached hereto as Exhibit “E”, executed by all Principals of the Company, as identified by Asset Seller and provided in Schedule 9.4. In addition to the Principals, Schedule 9.4 shall include the names of all managers (and their titles) employed by the Asset Seller (“Key Personnel”). The Key Personnel shall not be required to sign the Non-Competition Agreements. The separate Non-Competition Agreements to be signed by the Principals shall provide (a) for a period of three (3) years after the Closing Date (the “Restriction Period”) that they and their immediate families shall not: within twenty-five (25) miles of each restaurant location, directly or indirectly, or as an owner, officer, employee, agent, or otherwise, operate a restaurant, bar or catering hall or banquet facility either with the name “Original Oyster House” or any similar name and/or menu or design or service similar that of the Restaurant Business; (b) for a period of three (3) years after the Closing Date directly, as an owner, officer, employee, agent, or otherwise solicit for employment or employ any employees of the Business or cause any employee of Asset Buyer to leave his or her employment, or to seek employment with any person or entity other than Asset Buyer; or (c) they shall not directly or indirectly, solicit, induce or encourage any dealer, supplier or customer of Asset Buyer to modify or terminate any relationship, whether or not evidenced by a written contract, with Asset Buyer. If any provision of this Section 9.4 or Section 7.1 is violated, in whole or in part, Asset Buyer shall be entitled, in addition to damages upon application to any court of proper jurisdiction, to seek a temporary restraining order, preliminary injunction or permanent injunction, to restrain and enjoin such violation without prejudice as to any other remedies Asset Buyer may have at law or in equity and Asset Seller hereby consents to the issuance thereof by any court of competent jurisdiction. The Asset Seller agrees that the restrictions in this Section 9.4 or Section 7.1 are reasonable and necessary for the protection of Asset Buyer’s business and goodwill and that Asset Buyer will suffer irreparable injury,

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for which monetary damages alone may be inadequate, if Asset Seller engages in the prohibited conduct. If Asset Buyer seeks a temporary restraining order, preliminary injunction or permanent injunction, Asset Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon and Asset Seller waives any requirement for the securing or posting of any bond in connection with such remedy. If any provision of this Section 9.4 is held by any court of competent jurisdiction to be unenforceable, or unreasonable, as to time, geographic area or business limitation, the parties agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable law and the court in each case shall reduce the necessary terms to a permissible duration, burden or scope. The parties further agree that, in such event, the remaining restrictions contained herein shall be severable and shall remain in effect and shall be enforceable independently of each other. Upon any breach of the covenants contained in this Section 9.4 whether or not there is litigation, the restrictions as to duration contained therein shall be deemed automatically extended for a period at least equal to the total period of such breach or breaches. The non-compete shall be conditioned upon Asset Buyer not being in breach of its post-closing obligations, including the return to Asset Seller of any remaining cash under the Escrow Cash provisions of this Agreement.

10. Consultation. Joe and Mary Lou Roszkowski and David Dekle agrees to provide Asset Buyer, at no cost to Asset Buyer, with consulting services relating to the operation of the Business on a full time basis for two (2) weeks prior to Closing and for two (2) weeks after Closing. Thereafter, for the following ninety (90) days, they shall be available during regular business hours, as needed, but no more than ten (10) hours total per week. Such assistance may be by telephone or in person at the discretion of the Asset Buyer. During the Due Diligence Period, Asset Buyer or, if approved by Asset Seller, which approval shall not be unreasonably denied, withheld or delayed, Asset Buyer may send his designated agent, and shall be permitted to visit the Business to observe the operation of the Business.

11. Miscellaneous

11.1 Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested or (ii) confirmed overnight courier service, properly addressed or transmitted to the address of the party below or to such other mailing address as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if deliver after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first business day following such weekend or holiday.

If to Asset Buyer:	Ark Oyster House Causeway II, LLC
85 Fifth Avenue
New York, New York 10003-3019
Attention: Robert J. Stewart. President
Email: bstewart@arkrestarants.com

with a copy to:	Joel P. Koeppel, Esq.
Koeppel Law Group, P.A.
1515 North Flagler Drive, Suite 220
West Palm Beach, Florida 33401
Telephone: (561) 659-6455
Facsimile: (561) 659-7006
Email: Joel@KoeppelLawGroup.com

and if to Asset Seller:	Original Oyster House II, Inc.
8330 Nichols Avenue
Fairhope, Alabama 36532
Attention: Joseph M. Roszkowski
Telephone: (251) 583-8594

with copy to:	Robert H. Turner III
InTown Legal (Turner), LLC
2297 Nesbitt Drive, Suite 100
Atlanta, Georgia 30319

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Telephone: (404) 457-2076
Email: rob@robturner.com

11.2 Construction. This Agreement constitutes the entire understanding of the parties and may be amended only by a writing executed by all of the parties to be bound. The section and subsection beadings of this Agreement have been inserted solely for convenience of reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. The recitals form an integral part of this Agreement and are hereby incorporated herein. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto.

11.3 Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby and shall remain valid and enforceable.

11.4 Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

11.5. Assignment; Binding Effect. No party may assign its rights or delegate its obligations hereunder without the consent of the other party; except that Asset Buyer may assign its rights under this Agreement to a corporation, limited liability company or other similar entity wholly-owned and controlled by Asset Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.6. Facsimile and Counterparts. This Agreement may be executed by facsimile, electronically (e.g., signature pages signed and transmitted via email in .PDF format) and/or simultaneously in one or more counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

11.7 Risk of Loss. In the event there is a material loss regarding the Business or the Location between the Effective Date and the Closing Date, Asset Buyer, at its option, may (a) terminate this Agreement and the parties hereto shall have no further obligations hereunder, or (b) close the transaction described herein, provided that Asset Buyer shall be entitled to a credit for the fair value of any Acquired Assets destroyed or damaged on account of such loss.

11.8 Limited Joint Liability. Subject to the limitations set forth in Section 8.1 herein above, in this Agreement and in every document executed in connection with or pursuant hereto, each Shareholder joins in each and every representation, warranty and covenant made by the Asset Seller and joins in and does guarantee (up to each Shareholder’s 50% ownership percentage in Asset Seller) each and every ob1igation of the Asset Seller under this Agreement and those other documents; provided, however, that prior to Asset Buyer seeking to enforce any potential remedy against each Shareholder that Asset Buyer shall have first exhausted the Escrow Cash prior to commencing any such recovery effort and/or action, as the case may be. Notwithstanding anything to the contrary contained herein, the terms and conditions of this Section 11.8 shall survive for a period of one calendar year from the Closing.

11.9 Submission of Agreement. The submission of this Agreement to the Asset Seller or their agents or attorneys for review shall not be deemed an offer to purchase from Asset Buyer, and no agreement with respect to the purchase and sale of the Acquired Assets shall exist unless and until this Agreement is executed and delivered by the Asset Seller and Asset Buyer.

11.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between the Asset Seller and Asset Buyer (other than the relationship of seller and/or shareholder and buyer). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity other than the Asset Seller and Asset Buyer.

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11.11 Further Assurances. Consistent with the terms and conditions hereof each party shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party reasonably requests in order to carry out this Agreement and the transactions contemplated hereby.

11.12. Survival. The provisions of Section 2, Section 5, Section 8, Section 9 and Section 10 shall survive the Closing.

11.13 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Alabama.

11.14 JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

11.15 Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce or defend the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to recover all costs of enforcement and litigation, including but not limited to reasonable attorney’s fees, which attorney’s fees are not subject to any cap on damages or liability between Asset Seller and Asset Buyer that may be contained in this Agreement. As used in this Agreement the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed the day and year first above written.

ASSET SELLER:	ASSET BUYER:

Original Oyster House II, Inc.,	Ark Oyster House Causeway II, LLC,
an Alabama corporation	a Delaware limited liability company

By:
Printed Name: Joseph M. Roszkowski	Printed Name: Robert J. Stewart
Title: President	Title: President

The following parties join in this Agreement to acknowledge the contingency of closing the real estate portion of this transaction.

REAL PROPERTY SELLER:	REAL PROPERTY BUYER:

Gumbo Properties, L.L.C.,	Ark Causeway Real Estate, LLC,
an Alabama limited liability company	a Delaware limited liability company

By:
Printed Name: Joseph M. Roszkowski	Printed Name: Robert J. Stewart
Title: President	Title: President

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EXHIBIT SCHEDULES

EXHIBIT “A”	Real Estate Rider

EXHIBIT “B”	Purchased Assets

EXHIBIT “C”	Excluded Assets

EXHIBIT “D”	Closing Escrow Agreement

EXHIBIT “E”	Non-Competition Agreement

SCHEDULE

1.3	Assumed Liabilities

5.6	Legal Proceedings

5.8	Permits and Licenses

5.9	Contracts, Agreements, Commitments, Personal Property Leases

5.12	Broker

5.15 (a)	Written Employment Agreements

5.15 (b)	Name and current compensation of employees

9.4	Key Personnel

EXHIBIT “A”

REAL ESTATE RIDER

EXHIBIT “A”

REAL ESTATE RIDER

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of the 21st day of October, 2016 (the “Effective Date”) by and among Gumbo Properties, L.L.C., an Alabama limited liability company, (“Real Estate Seller”), Ark Causeway Real Estate, LLC, a Delaware limited liability company (“Real Estate Buyer”), Original

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Oyster House II, Inc., an Alabama corporation (” Asset Seller”), and Ark Oyster House Causeway II, LLC, a Delaware limited liability company (“Asset Buyer”).

W I T N E S S E T H:

WHEREAS, Ark Oyster House Causeway II, LLC, a Delaware limited liability company (“Asset Buyer”) and Original Oyster House II, Inc., an Alabama corporation (“Asset Seller”) are simultaneously entering into an Asset Purchase Agreement (“Asset Agreement”) for the purchase of the assets of that certain restaurant and bar (“Asset Purchase”) known as the Original Oyster House (the “Business’) located at 3733A Battleship Parkway, City of Spanish Fort, Baldwin County, Alabama (the “Building”) which Building is located on that certain Real Property (“Real Property”) located in Baldwin County, Alabama and legally described on Exhibit “W” attached hereto which Real Property is the subject of this Agreement; and

WHEREAS, Real Property Buyer would not be entering into this Agreement but for the fact that the Business being purchased under the Asset Agreement is located on the Real Property; and

WHEREAS, the purchase of the Real Property by Real Property Buyer is contingent upon the Asset Buyer’s purchase and Asset Seller’s sale of the Assets under the Asset Agreement. Asset Buyer’s purchase of the Assets under the Asset Agreement are contingent upon Real Property Buyer’s purchase and Real Property Seller’s sale of the Real Property.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged; the parties agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference. All capitalized terms used in the Asset Agreement shall have the same meaning ascribed to them herein unless they are otherwise defined in this Agreement.

2. Agreement to Sell and Purchase. In consideration of the mutual covenants herein contained, and other good and valuable consideration, Real Property Seller agrees to sell and convey to Real Property Buyer and Real Property Buyer agrees to purchase from Real Property Seller, on the terms, covenants and conditions hereinafter set forth, the Real Property located in Baldwin County, Alabama and legally described on Exhibit “W” attached hereto.

(i) Appurtenant Property. To the extent owned and transferable by Real Property Seller, all improvements on the Real Property, including all buildings, structures, fixtures (including mechanical systems); all intangible property used, if any, and owned by Real Property Seller in connection with the operation of the Real Property, including trade names, contract rights, guarantees, licenses, permits and warranties; and all right, title and interest of the Real Property Seller, if any, in and to any and all streets, roads, highways, easements, accesses and rights-of-way appurtenant to the Real Property, and all right, title and interest of the Real Property Seller, if any, in and to any and all covenants, restrictions and agreements benefitting the Real Property excluding any such items being purchased by the Asset Buyer under the Asset Agreement (herein collectively called the “Personalty”);

(ii) Warranties. All of the right, title, interest, powers, privileges, benefits and options of Real Property Seller, or otherwise accruing to the owner of the Real Property, in, to and under all guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with the construction, manufacture, development, installation, repair or maintenance of the Real Property, or any component thereof (herein called the “Warranties”);

(iii) Permits. All of the right, title, interest, powers, privileges, benefits and options of Real Property Seller, or otherwise accruing to the owner of the Real Property, in and to all certificates, licenses, permits, author¬izations, consents and approvals from governmental authorities with respect to (i) the construction and operation of the Real Property, (ii) vehicular ingress and egress to and from the Real Property, and (iii) the use, operation and occupancy of the Real Property, including, without limitation, the certificate of occupancy for the Building (herein called the “Permits”); and

(iv) The Building, the Improvements and the Personalty are herein sometimes collectively called the “Project”; and all of the matters described in this paragraph 2 are herein sometimes collectively called the “Property.”

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3. Purchase Price; Method of Payment. The purchase price for the Property (herein called the “Purchase Price”), shall be TWO MILLION NINE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,950,000.00). The Purchase Price subject to the prorations and adjustments herein described, shall be paid by Real Property Buyer to Real Property Seller as follows:

Upon the execution of this Agreement by both parties, Real Property Buyer shall pay to Escrow Agent (hereinafter defined) the sum of (i) the initial refundable deposit of Fifty Thousand Dollars ($50,000.00) (the “Initial Deposit”) to Koeppel Law Group, P.A. Trust Account (“Escrow Agent”); and within 48 hours of the expiration of the Due Diligence Period (hereinafter defined) (ii) an additional Fifty Thousand Dollars ($50,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit”); and at Closing (hereinafter defined) Real Property Buyer shall pay to Real Property Seller (i) the sum of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000.00), (subject to any prorations, credits or agreed upon a adjustments as provided for herein).

4. Closing. The closing of the purchase and sale of the Property (herein called the “Closing”), shall be conducted through escrow with the Escrow Agent on or before November 30, 2016 (herein called the “Closing Date”).

5. Access and Inspection; Delivery of Documents and In¬formation by Real Property Seller; Examination by Real Property Buyer.

(a) Between the date of this Agreement and the Closing Date, during hours reasonably approved by Real Property Seller, Real Property Buyer and Real Property Buyer’s agents and designees shall have the right to enter the Property for the purposes of inspecting the Property, mech¬anical and structural engineering studies, environmental assessments, and any other investigations and inspections as Real Property Buyer may reasonably re¬quire to assess the condition of the Property; provided, however, that such activities by or on behalf of Real Property Buyer on the Property shall not materially damage the Property (where Real Property Buyer shall at its sole cost and expense restore any such damage to the Property to its condition that existed immediately prior to the damage), nor shall any such activities interfere with, delay or hinder customer services of the Business; and provided further, however, that Real Property Buyer shall not be permitted to conduct any invasive testing of the Property, including the soil or groundwater on or under the Property or any improvements on the Property, without the prior written consent of Real Property Seller, which consent may not be unreasonably withheld. Real Property Buyer shall indemnify and hold Real Property Seller harmless from and against any and all claims for injury to person or damage to pro¬perty, to the extent directly resulting from the activities of Real Property Buyer or Real Property Buyer’s agents or designees on the Property, excluding, however, claims arising out of the discovery of any Pollutants resulting from Real Property Buyer’s investigations (unless the Pollutants are brought onto the Property by Real Property Buyer or Real Property Buyer’s agents, employees, consultants or contractors).

(b) On or before the date which is three (3) business days after the Effective Date, and only to the extent any such materials are in its actual possession and/or control, Real Property Seller shall deliver to Real Property Buyer, if not previously delivered or in Real Property Buyer’s possession, the following documents and information with respect to the Property:

(i) All surveys, plans, specifications, environmental, engineering and mechanical data relating to the Project, including such items relating to tenant improvements, which are in Real Property Seller’s possession;

(ii) All real and personal property and other ad valorem tax bills regarding the Project for the two-year period preceding the date of this Agreement;

(iii) True, correct and complete copies of the Warranties, if any;

(iv) True, correct and complete copies of the Permits, if any;

(v) True, correct and complete copies of all documents and correspondence relating to any entitlements benefitting the Property (“Entitlements”); and

(vi) A copy of any policy of title insurance issued in favor of Real Property Seller, together with legible copies of all instru¬ments referenced therein.

(c) Real Property Buyer shall have until 5:00 pm Central Time on the day that is thirty (30) days after the Effective Date (herein called the “Due Diligence Date”) in which to examine and investigate the Property, and to

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determine whether the Property is suitable and satisfactory to Real Property Buyer and whether the Property can be operated in a manner that is economically feasible and otherwise suitable and satisfactory to Real Property Buyer. In the event that Real Property Buyer shall determine, for any reason or no reason at all, that the Property is in any manner unsuitable or unsatisfactory to Real Property Buyer, Real Property Buyer shall have the right, at Real Property Buyer’s option, to terminate this Agreement by giving written notice thereof to Real Property Seller within forty-eight (48) hours after the expiration of the Due Diligence Date, in which event the Earnest Money shall be re¬funded to Real Property Buyer immediately upon request, all rights and obligations of the parties under this Agreement and the Asset Agreement shall expire, and this Agreement and the Asset Agreement shall become null and void. If Real Property Buyer gives Escrow Agent timely notice of Real Property Buyer’s having elected to terminate this Agreement pursuant to this paragraph 5(c), then: (i) Escrow Agent shall be, and is hereby, absolutely, unconditionally and irrevocably authorized, directed and instructed to disburse the Earnest Money as set forth in this paragraph 5(c) immediately upon receipt of a copy of such notice, without any inquiry as to the propriety or effectiveness of such termination and without the requirement of any further authorization, direction or instruction from either Real Property Seller or Real Property Buyer; and (ii) Real Property Seller covenants and agrees not to delay, hinder or impede in any manner whatsoever the disbursement of the Earnest Money as set forth in this paragraph 5(c).

6. Prorations and Adjustments to Purchase Price.

(a) The following prorations and adjustments shall be made between Real Property Buyer and Real Property Seller at Closing, or thereafter if Real Property Buyer and Real Property Seller shall agree, all with respect to the cash portion of the Purchase Price of the Assets:

(i) All city, state and county ad valorem taxes and similar impositions levied or imposed upon or as¬sessed against the Property (herein called the “Taxes”), for the year in which Closing occurs shall be prorated as of the Closing Date.

(ii) All utility charges for the Project (includ¬ing, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Real Property Buyer, and Real Property Seller shall be credited with any deposits transferred to the account of Real Property Buyer.

(iii) Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date.

In the event that the amount of any item to be prorated is not determinable at the time of Closing, such proration shall be made on the basis of the best available information, and the parties shall re-prorate such item promptly upon receipt of the applicable bills therefor and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount used as a basis for the proration at Closing and the actual amount subject to proration. In the event any prorated item is due and payable at the time of Closing, the same shall be paid at Closing. If any prorated item is not paid at Closing, Real Property Seller shall deliver to Real Property Buyer the bills therefor promptly upon receipt thereof and Real Property Buyer shall be responsible for the payment in full thereof within the time fixed for payment thereof and before the same shall become delinquent. In making the prorations required by this paragraph, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Real Property Buyer.

(b) Except as expressly set forth in this Agreement, Real Property Buyer shall not assume any liability, indebtedness, duty or obligation of Seller of any kind or nature whatsoever, and Seller shall pay, satisfy and perform all of the same through the Closing.

7. Title. Within fifteen (15) days of the Effective Date, Buyer, at Buyer’s expense, shall obtain and deliver a copy to Seller of an owner’s title insurance commitment issued by Old Republic National Title Insurance Company.

(a) Seller covenants to convey to Real Property Buyer at Closing good, marketable and insurable fee simple title in and to the Proper¬ty. For the purposes of this Agreement, “good, marketable and insurable fee simple title” shall mean fee simple ownership which is: (i) free of all claims, liens and encumbrances of any kind or nature what¬soever other than the Permitted Ex¬ceptions, herein defined, and any liens arising from any work performed by, or for the benefit of, or any materials supplied to, Real Property Buyer or his nominee; and (ii) insurable by a title insurance company reasonably accept¬able to Real Property Buyer (the “Title Company”), at then current standard rates under the standard ALTA Form owner’s policy of title insurance, and without exception other than for the Permitted Exceptions. For the pur¬poses of this

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Agreement, the term “Permitted Exceptions” shall mean: (A) current city, state and county ad valorem taxes not yet due and payable; (B) easements for the in¬stallation or maintenance of public utili¬ties serving only the Property; and (C) any other matters specified on Exhibit “B” attached hereto. At Closing, Real Property Seller agrees to execute and deliver a title affidavit to the Title Company with respect to the Property necessary to remove the standard exceptions.

(b) No later than ten (10) days prior to the expiration of the Due Diligence Date, Real Property Buyer may give Seller written notice of any exceptions to title which render Real Property Seller’s title less than good, market¬able and insurable fee simple title. Thereafter, Real Property Buyer shall have until the Closing Date in which to re¬examine title to the Property and in which to give Real Property Seller written notice of any objections to any additional exceptions to title which may be disclosed by such reexamination. Real Property Seller shall have five (5) days after receipt of Real Property Buyer’s notice of objections to notify Real Property Buyer in writing whether Real Property Seller will satisfy any of Real Property Buyer’s objections to title; provided, however, Real Property Seller shall be required to satisfy any monetary liens (each a “Monetary Lien”) on the Property. If Real Property Seller elects not to satisfy any such objections, then, at the option of Real Property Buyer, Real Property Buyer may: (i) terminate this Agreement, in which event the Earnest Money shall be refunded to Real Property Buyer immedi¬ately upon request, all rights and obligations of Real Property Seller and Real Property Buyer under this Agreement and the Asset Agreement shall expire, and both Agreements shall become null and void; or (ii) waive such satisfaction and per¬formance and consummate the purchase and sale of the Property.

8. Survey. Real Property Buyer shall have the right to cause an as-built survey of the Property to be prepared by a surveyor regis¬tered and licensed in the State of Alabama and desig¬nated by Real Property Buyer, which survey shall depict such information as Real Property Buyer shall require. Upon completion of a plat of the survey, Real Property Buyer shall furnish Real Property Seller with a copy thereof.

9. Proceedings at Closing. On the Closing Date, the Closing shall take place as follows:

(a) Real Property Seller shall deliver to Real Property Buyer the following docu¬ments and instruments, duly executed by or on behalf of Real Property Seller:

(i) a Special Warranty Deed, in recordable form, in the form of, and on the terms and conditions set forth in, that attached hereto as Exhibit “C,” con¬veying the Land and the Improvements;

(ii) a Bill of Sale with general warranty of title, in the form of, and on the terms and conditions set forth in, that attached hereto as Exhibit “D,” conveying the Personalty;

(iii) an Assignment, in the form of, and on the terms and conditions set forth in, that attached hereto as Exhibit “E”, trans¬ferring and assigning the Warranties, the Permits and the Entitlements (the “General Assignment”);

(iv) a Cer¬tif¬icate and Affidavit of Non-Foreign Status, in the form of, and on the terms and conditions set forth in, that attached hereto as Exhibit “F”;

(v) a completed 1099-S request for taxpayer identification number and certifi-cation, and acknowledgment, in the form of that attached hereto as Exhibit “G”;

(vi) a certificate, in form and sub¬stance satisfactory to counsel for Buyer, to the effect that the representations and warranties of Real Property Seller in this Agreement are true and correct on and as of the Closing Date; and

(vii) the Settlement Statement.

(b) Real Property Seller shall deliver to Real Property Buyer the following items, if the same have not been theretofore delivered by Real Property Seller to Real Property Buyer (and only to the extent same are in Real Property Seller’s actual possession and/or control):

(i) Evidence in form and substance reasonably satisfactory to Real Property Buyer that Real Property Seller has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Real Property Seller, the performance by Real Property Seller of all of Real Property Seller’s duties and obligations under

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this Agreement, and the execution and delivery by Real Property Seller of all documents and other items to be executed and delivered to Real Property Buyer at Closing, have been accomplished;

(ii) The originals of the Permits, if any;

(iii) The originals (or certified copies if originals are not available) of all books, records, correspondence, memoranda, reports and other information and data pertinent to the continued use, occupancy and operation of the Property, including, without limitation, all records, information and data relevant to income and operating expenses for the Property; and

(c) Real Property Buyer shall deliver to Real Property Seller the following documents and instruments, duly executed by or on behalf of Buyer:

(i) the General Assignment; and

(ii) the Settlement Statement

(d) Real Property Buyer shall pay the remainder of the Purchase Price together with the Asset Purchase Price, after crediting the Earnest Money and making the adjustments and prorations provided for in this Agreement and the Asset Agreement, to Real Property Seller in accordance with the provisions of this Agreement.

10. Costs of Closing. Real Property Seller shall pay (a) all recording costs and other costs relating to any title matters which Real Property Seller elects or is otherwise obligated to correct, (b) any documentary stamp tax or similar tax due in connection with the recording of the Deed or the conveyance of the Property (c) any commissions charged by Broker, and (d) Real Property Seller’s attorneys’ fees. Real Property Buyer shall pay (u) the cost of the title examination and the Owner’s Title Policy (v) all recording costs relating to the recordation of the Deed (w) the cost of any survey obtained pursuant to paragraph 8 hereof, (x) all costs associated with any mortgage obtained by Real Property Buyer including, but not limited to, documentary stamps, intangible tax and recording costs (y) cost of a simultaneous issue mortgagee policy, and (z) Real Property Buyer’s attorneys’ fees. All other costs and expenses of the transaction contemplated hereby shall be borne by the party incurring the same.

11. Warranties, Representations and Additional Covenants.

(a) Real Property Seller represents, warrants and covenants to and with Real Property Buyer, knowing that Real Property Buyer is relying on each such representation, warranty and covenant, that:

(i) Real Property Seller is a limited liability company validly existing and in good standing under the laws of the State of Alabama.

(ii) Real Property Seller has the lawful right, power, authority and capacity to sell the Property in accordance with the terms, provisions and conditions of this Agreement.

(iii) There are no actions, suits or proceedings pending or, to Real Property Seller’s actual knowledge, threatened against, by or affecting Real Property Seller which affect title to the Property or which question the validity or en¬forceability of this Agreement or of any action taken by Real Property Seller under this Agreement, in any court or before any governmental authority, domestic or foreign.

(iv) The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Real Property Seller on the Closing Date, and the performance by Real Property Seller of Real Property Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and to Real Property Seller’s knowledge not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Real Property Seller is a party, any judicial order or judgment of any nature by which Real Property Seller is bound, and this Agreement, and the covenants and agreements of Real Property Seller under this Agreement, are the valid and binding obligations of Real Property Seller, enforceable in accordance with their terms.

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(v) All corporate action has been taken by Real Property Seller authorizing and approving the exe¬cution of and entry into this Agreement, the execution and delivery by Real Property Seller of the documents and instruments to be executed and delivered by Real Property Seller on the Closing Date, and the performance by Real Property Seller of Real Property Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

(vi) To Real Property Seller’s actual knowledge but without investigation, no Pollutants have been released, introduced, spilled, discharged or disposed of on, in, or under the Property except as may be disclosed by any reports delivered to Real Property Buyer by Real Property Seller. To its knowledge Real Property Seller has received no written notice of any pending claims, administrative proceedings, judgments, declarations, or orders, whether actual or threatened, relating to the presence of Pollutants on, in or under the Property. As used in this Agreement, “Pollutants” means any material or substance, or combination of materials or substances, which by reason of quantity, concentration, composition, or characteristic is or in the future becomes regulated under any federal, state or local environmental or common law, rule, regulation, ordinance or requirement, as may be amended, replaced or superseded, and shall include, without limitation: (i) any hazardous substance as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601 et seq.; (ii) any material identified as a hazardous waste under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901 et seq.; (iii) any material regulated as a Toxic pollutant as defined under the Federal Water Pollution Control Act, 33 U.S.C.A. § 1251 et seq.; (iv) any hazardous substance or toxic pollutant as defined under the Federal Water Pollution Control Act, 33 U.S.C.A. § 1251 et seq.; (v) any hazardous substance as defined by the Oil Pollution Act, 33 U.S.C.A. § 2701 et seq.; (vi) any hazardous air pollutant as defined under the Federal Clean Air Act, 42 U.S.C.A. § 7401 et seq.; (vii) any substance regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.A. § 135 et seq.; (x) a special nuclear or byproduct material within the meaning of the Atomic Energy Act, 42 U.S.C.A. § 2014 et seq.; (viii) any material or substance, or combination of materials or substances displaying any explosive, vola¬tile, radioactive, toxic, corrosive, flammable, ignitable or reactive characteristic or which may cause a nuisance, injury, harm or degradation to human health, welfare or the environment.

(vii) Real Property Seller has received no written notice of any violations or potential violation of any zoning, building, health, environmental or other laws, codes, ordinances, regulations, orders or requirements of any city, county, state or other governmental authority having jurisdiction thereof, or any private restrictive covenants affecting the Project.

(viii) There are no pending, or to Real Property Seller’s actual knowledge threatened or contemplated, condemnation actions involving all or any portion of the Property or any interest therein; and, to Real Property Seller’s actual knowledge, there are no existing, proposed or contemplated plans to widen, modify or realign any public rights-of-way located adjacent to any portion of the Property.

(ix) Real Property Seller is not a party to any management, maintenance, service or other contracts with respect to the Property. As of the Closing Date, there will be no management, maintenance, service or other contracts between Real Property Seller and any third party with respect to the Property, unless specifically assumed by Real Property Buyer at Closing.

(x) There are no leases or other agreements for use, occupancy or possession presently in force with respect to all or any portion of the Project except that certain lease between Real Property Seller and Asset Seller, which lease shall be terminated at Closing.

(xi) Real Property Seller will not cause or knowingly permit any action to be taken which will cause any of the foregoing representations, warranties or covenants to be untrue or unperformed on the Closing Date; and Real Property Seller will not cause or knowingly permit any action to be taken which will cause any of the conditions of Real Property Buyer’s obligations set forth in paragraph 11, below, to be unsatisfied or unperformed on or as of the Closing Date.

Real Property Seller acknowledges and agrees that no examination or investigation of the Property or of the operation of the Property by or on behalf of Real Property Buyer prior to Closing shall in any way modify, affect or diminish Real Property Seller’s obligations under the representations, warranties, covenants and agreements set forth in this Agreement. Except for the express warranties stated hereinabove, the Building, Improvements and Personalty are being sold and conveyed “as-is,” “where-is” and without any express or implied warranties of any kind or nature, including warranties of merchantability and fitness for particular purpose. Except for Warranties of title for the Real Property, all representations and warranties set forth in this Agreement shall merge with the conveyance of title from Real Property Seller to Real Property Buyer and thereafter

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all such Warranties from Real Property Seller (except for warranties of title) shall be extinguished and of no further force or effect.

(b) Real Property Buyer represents, warrants and covenants to and with Real Property Seller, knowing that Real Property Seller is relying on each such representation, warranty and covenant, that:

(i) Real Property Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and will be authorized to do business in Alabama at Closing.

(ii) Real Property Buyer has the lawful right, power, authority and capacity to purchase the Property in accordance with the terms, provisions and conditions of this Agreement.

(iii) There are no actions, suits or proceedings pending or, to Real Property Buyer’s actual knowledge, threatened against, by or affecting Real Property Buyer which question the validity or enforceability of this Agreement or of any action taken by Real Property Buyer under this Agreement, in any court or before any governmental authority, domestic or foreign.

(iv) The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Real Property Buyer on the Closing Date, and the performance by Real Property Buyer of Real Property Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Real Property Buyer is a party, any judicial order or judgment of any nature by which Real Property Buyer is bound, and this Agreement, and the covenants and agreements of Real Property Buyer under this Agreement, are the valid and binding obligations of Real Property Buyer, enforceable in accordance with their terms.

(v) All company action will have been taken by Real Property Buyer authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Real Property Buyer of the documents and instruments to be executed and delivered by Real Property Buyer on the Closing Date, and the performance by Real Property Buyer of Real Property Buyer’s duties and obligations under this Agreement and of all other acts necessary and Asset Buyer shall have received certified environmental inspection reports for the subject Real Property indicating no environmental contamination and a satisfactory engineer’s structural report appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

The representations and warranties of Real Property Seller and Real Property Buyer under this paragraph 11 shall survive the Closing Date for a period of one (1) year.

12. Conditions of Real Property Buyer’s Obligations. Real Property Buyer’s obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived in writing by Real Property Buyer, in whole or in part, on or as of the Closing Date:

(a) Real Property Seller shall have fully and completely kept, observed, performed, satisfied and complied with all terms, covenants, conditions, agreements, requirements, restrictions and provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Real Property Seller before, on or as of the Closing Date;

(b) The representations and warranties of Real Property Seller in this Agreement (and the substantive facts contained in any representations and warranties limited to Real Property Seller’s knowledge and belief) shall be true and correct, and certified by Real Property Seller to Real Property Buyer as such, on and as of the Closing Date, in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(c) Real Property Buyer shall not have terminated this Agreement pursuant to an express right so to terminate set forth in this Agreement;

(d) On the Closing Date the Property shall be in substantially the same condition as it was on the Due Diligence Date, less normal wear and tear;

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(e) Asset Seller and Asset Buyer shall have simultaneously closed under the Asset Purchase Agreement; and

(f) Original Oyster House, Inc., as Asset Seller (“Gulf Shores Asset Seller’) and Ark Oyster House Gulf Shores I, LLC (“Causeway Asset Buyer”) and Premium Properties, Inc., as Real Property Seller (“Gulf Shores Real Estate Seller”) and Ark Gulf Shores Real Estate, LLC as Real Estate Buyer (“Gulf Shore Real Estate Buyer”) shall have simultaneously closed on the purchase and sale of the restaurant assets and the real property located at 701 Gulf Shores Parkway, located in the City of Gulf Shores, Baldwin County, Alabama (collectively referred to as the “Causeway Property”).

(g) Real Property Buyer shall have received certified environmental inspection reports for the subject Real Property indicating no environmental contamination and a satisfactory engineer’s structural report on the Building.

If any of the foregoing conditions have not been satisfied or performed or waived in writing by Real Property Buyer on or as of the Closing Date, Real Property Buyer shall have the right, at Real Property Buyer’s option, either: (i) to terminate this Agreement by giving written notice to Real Property Seller on or before the Closing Date, in which event all rights and obligations of Real Property Seller and Real Property Buyer under this Agreement shall expire, and this Agreement shall become null and void; or (ii) if such failure of condition constitutes a breach of representation or warranty by Real Property Seller, constitutes a failure by Real Property Seller to perform any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions of this Agreement, or otherwise constitutes a default by Real Property Seller under this Agreement, or (iii) the failure of the Gulf Shores Asset Seller and Buyer or Gulf Shores Real Estate Seller and Buyer to close on the Gulf Shores Property (iv) to exercise such rights and remedies as may be provided for in paragraph 14 of this Agreement. In either of such events, the Earnest Money shall be refunded to Real Property Buyer immediately upon request.

13. Possession at Closing. Real Property Seller shall surrender possession of the Property to Real Property Buyer on the Closing Date subject to no outstanding leases.

14. Remedies.

(a) If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Real Property Buyer under this Agreement, the Earnest Money shall be delivered to Real Property Seller as full liquidated damages for such default. Real Property Seller and Real Property Buyer acknowledge that Real Property Seller’s actual damages in the event of a default by Real Property Buyer under this Agreement will be difficult to ascertain, that such liquidated damages represent the Real Property Seller’s and Real Property Buyer’s best estimate of such damages, and that Real Property Seller and Real Property Buyer believe such liquidated damages are a reasonable estimate of such damages. Real Property Seller and Real Property Buyer expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages in the event of Real Property Buyer’s default and as compensation for Real Property Seller’s taking the Property off the market during the term of this Agreement. Such delivery of the Earnest Money shall be the sole and exclusive remedy of Real Property Seller by reason of a default by Real Property Buyer under this Agreement, and Real Property Seller hereby waives and releases any right to sue Real Property Buyer, and hereby covenants not to sue Real Property Buyer, for specific performance of this Agreement or to prove that Real Property Seller’s actual damages exceed the Earnest Money which is herein provided Real Property Seller as full liquidated damages.

(b) If (i) any representation or warranty of Real Property Seller set forth in this Agreement shall prove to be untrue or incorrect in any respect, or (ii) Real Property Seller shall fail to keep, observe, perform, satisfy or comply with, fully and completely, any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions required by this Agreement to be kept, observed, per-formed, satisfied or complied with by Real Property Seller, or (iii) the purchase and sale of the Property is otherwise not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Real Property Seller under this Agreement (the matters described in the foregoing clauses (i), (ii) and (iii) are herein sometimes collectively called “Seller Defaults”), (A) the Earnest Money shall be refunded to Real Property Buyer immediately upon request and Real Property Seller shall reimburse Real Property Buyer in an amount equal to all actual, third party out of pocket costs and expenses paid or incurred by Real Property Buyer in connection with its execution of and entry into this Agreement and its proposed acquisition of the Property up to FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00), or (B) Real Property Buyer shall have the right to specific performance of any and all Real Property Seller covenants or agreements contained in this Agreement.

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15. Risk of Loss and Insurance. In the event of the material damage or destruction of any portion of the Property prior to Closing, Real Property Buyer shall have the right, at Real Property Buyer’s option, to terminate this Agreement by giving written notice thereof to Real Property Seller prior to Closing (but only if such damage or destruction was not caused by Real Property Buyer or its affiliate or any of its respective agents, employees or invitees), in which event the Earnest Money shall be refunded to Real Property Buyer immediately upon request, all rights and obligations of Real Property Seller and Real Property Buyer under this Agreement shall expire, and this Agreement and the Asset Agreement shall become null and void. If Real Property Buyer elects to purchase the Property, Real Property Seller shall have no obligation to rebuild or restore any portion of the Property and Real Property Buyer shall purchase the Property in its “AS IS” condition and shall be entitled to all insurance proceeds, including rental insurance coverage, and to a credit equal to all applicable insurance deductibles.

16. Condemnation. In the event of the taking of all or a material part of the Property, or any interest therein, by eminent domain proceedings, or the commencement or bona fide threat of the commencement of any such proceedings, prior to Closing, Real Property Buyer shall have the right, at Real Property Buyer’s option, to terminate this Agreement by giving written notice thereof to Real Property Seller prior to Closing, in which event the Earnest Money shall be refunded to Real Property Buyer immediately upon request, all rights and obligations of Real Property Seller and Real Property Buyer under this Agreement and Asset Seller and Asset Buyer under the Asset Agreement shall expire, and this Agreement and the Asset Agreement shall become null and void. If Real Property Buyer does not so terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or other proceeds received by Real Property Seller prior to Closing with respect to any taking, and, at Closing, Real Property Seller shall assign to Real Property Buyer all rights of Real Property Seller in and to any awards or other proceeds to be paid or to become payable after Closing by reason of any taking. Real Property Seller shall notify Real Property Buyer of eminent domain proceedings within five (5) days after Real Property Seller learns thereof.

17. Broker, Advisor, Fees and Commission.

All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Real Property Seller and Real Property Buyer without the intervention of any person or other party as agent or broker, with the exception of Chris Rowen of Navix Advisory Services, LLC who has acted as advisor for Seller (herein called “Advisor”). Real Property Seller agrees to pay Advisor at Closing in accordance with a separate written agreement. Real Property Seller, Real Property Buyer and Advisor warrant and represent to each other that, other than with regard to Advisor or any brokers, Real Property Seller and Real Property Buyer have not entered into any agreement or arrangement and have not received services from any other advisor, broker or broker’s employees or independent contractors which would give rise to any claim of lien or lien against the Property, and there are and will be no advisor or broker’s commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications except the fee payable to Advisor by Real Property Seller in accordance with the terms and provisions of a separate agreement between Real Property Seller and Advisor (herein called the “Fee”). If the purchase and sale of the Property is consummated in accordance with this Agreement, payment of the Fee shall constitute full and complete payment and satisfaction of any and all commissions, fees, charges and claims of Advisor and Advisor’s agents, employees, representatives and affiliates arising from, in connection with or with respect to this Agreement and the purchase and sale of the Property. Advisor acknowledges that Advisor is executing this Agreement for the sole purpose of setting forth Advisor’s rights to the payment of a fee in connection with the purchase and sale of the Property and Advisor’s covenants as contained in this paragraph 17. Advisor agrees that Advisor has no other rights with respect to the payment of a fee in connection with this Agreement or the purchase and sale of the Property, except as specifically set forth in this paragraph 17 and the separate agreement with Seller and Advisor waives any statutory rights in regard to any fee or commission due it arising out of this Agreement. Real Property Seller, Real Property Buyer and Advisor shall and do each hereby indemnify, defend and hold harmless each of the others from and against any and all liabilities, damages, losses, costs and expenses (including attorneys’ fees and expenses) in any manner arising out of, by reason of or in connection with the claims, demands, actions and judgments of any and all advisors, brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of a breach of such party of its representation set forth above.

18. Further Assurances; Survival. At Closing, and from time to time thereafter, Real Property Seller shall do all such additional and further acts, and shall execute and deliver all such additional and further deeds, affidavits, instru¬ments, certificates and documents, as Real Property Buyer, Real Property Buyer’s counsel or the title insurer may reasonably require to fully vest in and assure to Real Property Buyer full right, title and interest in and to the Property to the

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full extent contemplated by this Agreement and otherwise to effectuate the purchase and sale of the Property as contemplated by and provided for in this Agreement. Notwithstanding any provision of this Agreement to the contrary, the indemnification provisions of paragraphs 5 and 17 of this Agreement shall survive any termination of this Agreement.

19. Tax Deferred Exchange. Real Property Seller shall have the right to complete the transaction contemplated by this Agreement as an exchange (either forward or reverse) which will qualify for nonrecognition of gain under Section 1031 of the Internal Revenue Code of 1986, as amended. Real Property Buyer agrees to reasonably cooperate in effecting such an exchange transaction if requested to do so by Real Property Seller but at no cost to Real Property Buyer and without (i) accepting title to any other property other than the Property, (ii) executing any promissory notes, deeds of trust or other agreements (other than an acknowledgment of the assignment of rights to a qualified intermediary), and (iii) providing any representations, warranties or indemnities to any third party. In the event of such exchange, Real Property Seller shall indemnify and hold Real Property Buyer harmless from any and all liabilities, losses and expenses (including attorneys’ fees) incurred by Real Property Buyer arising from such exchange or the request to extend the Closing Date, which liabilities, losses and expenses would not have been incurred if there had not been a exchange of properties. This indemnity and hold-harmless shall survive the Closing.

20. General Provisions.

(a) Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested or (ii) confirmed overnight courier service, properly addressed or transmitted to the address of the party below or to such other mailing address as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if deliver after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first business day following such weekend or holiday.

If to Real Property Buyer:	Ark Causeway Real Estate, LLC
85 Fifth Avenue
New York, New York 10003-3019
Attention: Robert J. Stewart. President
Email: bstewart@arkrestarants.com

with a copy to:	Joel P. Koeppel, Esq.
Koeppel Law Group, P.A.
1515 North Flagler Drive Suite 220
West Palm Beach, Florida 33401
Email: Joel@KoeppelLawGroup.com
Telephone: (561) 659-6455
Facsimile: (561) 659-7006

and if to Real Property Seller:	Gumbo Properties, L.L.C.
8330 Nicholas Avenue Ext,
Fairhope, Alabama 36532
Attention: Joseph M. Roszkowski
Telephone: (251) 583-8594

with copy to:	Robert H. Turner III, Esq.
InTown Legal (Turner), LLC
2297 Nesbitt Drive, Suite 100
Atlanta, Georgia 30319
Telephone: (404) 457-2076
Email: rob@robturner.com

(b) Facsimile as Writing. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal or an electronic transmission (e.g., signed pages transmitted via email in .PDF format) shall be deemed to be “written” and a “writing” for all purposes of this

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Agreement (except where original writings required for recording conveyance documents).

(c) Assignment; Parties. Real Property Buyer shall not assign this Agreement without the prior written consent of Real Property Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provision, however, Real Property Buyer shall have the unrestricted right, without the consent of Real Property Seller, to assign this Agreement to any affiliate of Real Property Buyer upon notice of any such assignment to Real Property Seller. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Real Property Buyer and Real Property Seller and their respective legal representatives, successors and permitted assigns.

(d) Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

(e) Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

(f) Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

(g) Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

(h) Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(i) Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(j) Rights Cumulative. All rights, remedies, powers and privileges conferred under this Agreement on the parties shall be cumulative of and in addition to, but not restrictive of or in lieu of, those conferred by law.

(k) Time of Essence; Dates. Time is of the essence of this Agreement. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the “Effective Date” shall be deemed to refer to the later of the date of Real Property Buyer’s or Real Property Seller’s execution of this Agreement, as indicated below their executions hereon.

(l) Applicable Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Alabama.

(m) Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements among Real Property Seller and Real Property Buyer with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding among Real Property Seller and Real

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Property Buyer with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Real Property Seller and Real Property Buyer.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(o) Attorney’s Fees. In the event of any litigation between Real Property Buyer and Real Property Seller arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party, through appeal.

(p) Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

(q) Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

(r) No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

SIGNATURE PAGE FOLLOWS

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Real Estate Purchase and Sale Agreement (Real Estate Rider) to be executed the day and year first above written.

REAL PROPERTY SELLER:	REAL PROPERTY BUYER:
Gumbo Properties, L.L.C.	Ark Causeway Real Estate, LLC
an Alabama limited liability company	a Delaware limited liability company

By:
Printed Name: Joseph M. Roszkanski	Printed Name: Robert J. Stewart
Title: President	Title: President

Broker is executing this Agreement for the sole purpose of joining in and agreeing to be bound by the terms and conditions of paragraph 17 of this Agreement.

BROKER:

By:
Printed Name:
Title:

INDEX OF EXHIBITS

Exhibit “W”	Legal Description
Exhibit “B”	Schedule of Permitted Exceptions
Exhibit “C”	Form of Special Warranty Deed
Exhibit “D”	Form of Bill of Sale

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Exhibit “E”	Form of General Assignment
Exhibit “F”	Form of Certificate and Affidavit of Non-Foreign Status
Exhibit “G”	Form of 1099-S Request for Taxpayer Identification Number

EXHIBIT “W”
LEGAL DESCRIPTION OF THE PROPERTY

Commencing at the intersection of the centerline of the Apalachee River Bridge causeway pavement (U.S. Highway 90) with the West end of the main slab of the Bridge over the West fork of the Apalachee River, as said bridge and pavement were located on November 17, 1950, and run Westward along the centerline of said pavement 1,250.0 feet to a point; thence run North 10˚55’ East, 150.0 feet to a concrete monument on the North line of said causeway right of way for the point of beginning; thence run North 79˚05’ West, 399.95 feet along said North right of way to a concrete monument; thence run North 10˚ 55’ East, 360.0 feet to a capped steel rod; thence continue North 10˚55’ East, 20.0 feet, more or less, to a point on the South margin of Pass Picar, thence run Eastward along said South margin of Pass Picar 470.0 feet, more or less to a point; thence run South 10˚55’ West, 15.0 feet, more or less to a capped steel rod (Fairhope Title & Survey); thence continue South 10˚55’ West, 403.96 feet to the point of beginning; containing 3.70 acres, more or less. Being the same property acquired by Joseph C. Bonner and Chad Bonner in that Warranty Deed recorded in Instrument Number 524247.

EXHIBIT “B”
SCHEDULE OF PERMITTED EXCEPTIONS

1. Taxes and assessments for the year 2016, and subsequent years, a lien not yet due and payable.

TO BE COMPLETED DURING THE DUE DILIGENCE PERIOD

EXHIBIT “C”
FORM OF DEED

STATE OF ALABAMA    :

COUNTY OF BALDWIN :

WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS: That GUMBO PROPERTIES, L.L.C., an Alabama limited liability company, hereinafter referred to as Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration this day cash in hand paid to it by ARK CAUSEWAY REAL ESTATE, LLC, a Delaware limited liability company, hereinafter referred to as Grantee, receipt of which is hereby acknowledged, has granted, bargained, sold and conveyed and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY unto the Grantee, subject to any matters set out below, the following described real estate situated in Baldwin County, Alabama, viz:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

Together with, all and singular, the rights, benefits, privileges, improvements, tenements, hereditaments and appurtenances unto the same belonging or in any wise appertaining.

TO HAVE AND TO HOLD unto the said Grantee, its successors and assigns, FOREVER.

And, except for any matters set forth above and taxes hereafter falling due, the Grantor, for itself and its successors and assigns, hereby covenants and warrants with and unto the Grantee, its successors and assigns, that it is seized of an indefeasible estate in fee simple in and to all of the property hereinabove conveyed; that the same is free from all liens and encumbrances; that it has a good right to sell and convey the same as herein conveyed; that it will guarantee the peaceable possession thereof and it will and its successors and assigns, shall forever warrant and defend the same unto the Grantee, its successors and assigns, against the lawful claims of all persons whomsoever.

IN WITNESS WHEREOF, the Grantor has hereunto caused these presents to be executed by and through its duly authorized representative, on this ___ day of ________, 2016.

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GUMBO PROPERTIES, L.L.C., an Alabama limited liability company

By:
Printed Name: Joseph M. Roskowski

Its: President

STATE OF ALABAMA    :

COUNTY OF BALDWIN :

I, ___________________, a Notary Public, in and for said County in said State, hereby certifies) that Joseph M. Roskowski, who is named as President of GUMBO PROPERTIES, L.L.C., an Alabama corporation, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officers and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal this ____ day of ___________, 2016.

Notary Public, Baldwin County, Alabama
My Commission Expires: _______________________

GRANTOR’S ADDRESS:

GRANTEE’S ADDRESS:

This instrument prepared by:

EXHIBIT “D”
FORM OF BILL OF SALE

BILL OF SALE

FOR VALUE RECEIVED, the undersigned, GUMBO PROPERTIES, L.L.C., an Alabama limited liability company, (“Seller”), does hereby sell, transfer and convey unto ARK CAUSEWAY REAL ESTATE, LLC, a Delaware limited liability company, (“Buyer”) (the words “Seller” and “Buyer” to include the neuter, masculine and feminine genders, and the singular and plural), all right, title and interest of Seller in and to all furniture, furnishings, goods, equipment, machinery, apparatus, fittings, supplies, spare parts, tools and other personal property of every kind: (i) now located on that tract or parcel of land lying and being in Baldwin County, Alabama, and being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference; and (ii) used in connection with the operation, management or maintenance of the improvements and related facilities situated on said land (all of which is herein collectively called the “Property”). Additionally, Seller does hereby transfer, assign, convey and set over unto Purchaser all of the right, title, interest, powers, privileges, benefits and options of Seller, or otherwise accruing to the owner of the Property, if any, in, to and under all guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with the Property or any component thereof.

Seller represents and warrants to Buyer that Seller is the lawful owner of the Property, with the full power and authority to transfer title thereto, and that all of the Property is free and clear of any and all liens, encumbrances, security interests and charges of every nature whatsoever; and Seller shall warrant and forever defend the right and title to the Property unto Buyer, and the successors, legal representatives and assigns of Buyer, against the claims of all persons whomsoever. The Property is being transferred and delivered to Buyer ‘as-is,’ ‘where-is,’ with all faults and without any written or implied warranties, including those of merchantability and fitness for a particular purpose.

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Seller covenants and agrees to execute and deliver to Buyer such further commercially reasonable instruments and documents as Buyer reasonably may deem necessary or desirable to fully assign, transfer, convey or assure title to all of the Property unto Purchaser.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Seller has caused its duly authorized representative to execute this Bill of Sale, and to deliver this Bill of Sale to Buyer, all this ______ day of _________, 2016.

Witnesses	SELLER:
Sign:	GUMBO PROPERTIES, L.L.C., an
Alabama limited liability company

Print Name:	By:
Printed Name: Joseph M. Roskowski
Sign:	Title: President

Print Name:

STATE OF ALABAMA	)
)
COUNTY OF BALDWIN	)

I, the undersigned authority, a Notary Public in and for said County, in said State, hereby certifies that Joseph M. Roskowski, as President of Gumbo Properties, L.L.C., has signed to the foregoing Bill of Sale, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Bill of Sale, he, in his capacity and with full authority, executed the same voluntarily on the day the same bears date.

Given under my hand on this the ____ day of _______________, 2016.

__________________, Notary Public

My Commission Expires:

[AFFIX NOTARY SEAL]

EXHIBIT “E
FORM OF ASSIGNMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made this ____ day of ____________, 2016, by and between GUMBO PROPERTIES, L.L.C., an Alabama limited liability company, (“Assignor”), and ARK CAUSEWAY REAL ESTATE, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to a Purchase and Sale Agreement between Assignor, as Seller, and Assignee, as Buyer, dated __________, 2016, as amended from time to time (the “Sale Agreement”), Assignor has on the date hereof conveyed unto Assignee certain real property lying and being in Baldwin County, Alabama, more particularly described on Exhibit “A,” attached hereto and incorporated herein by reference (the “Land”); and

WHEREAS, in connection with the conveyance of the Land, Assignor and Assignee intend that certain related assets with respect to the Land be assigned and transferred by Assignor to Assignee.

NOW, THEREFORE, in consideration of the foregoing premises, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Assignee to Assignor at and before the execution, sealing and delivery hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby convey and agree, and Assignee does hereby agree, as follows:

1. Assignment. Assignor hereby assigns, conveys, sets over and transfers to Assignee all rights, title, interest, powers, privileges, benefits and options of Assignor, or otherwise accruing to the owner of the Land, in, to and under, all of the following (collectively, the “Assigned Interests”):

(a) Warranties. All of the right, title, interest, powers, privileges, benefits and options of Seller, or otherwise accruing

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to the owner of the Property, in, to and under all guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with the construction, manufacture, development, installation, repair or maintenance of the Project, or any component thereof;

(b) Permits. All of the right, title, interest, powers, privileges, benefits and options of Seller, or otherwise accruing to the owner of the Property, in and to all certificates, licenses, permits, authorizations, consents and approvals from governmental authorities with respect to (i) the design, development, construction and installation of the Project, (ii) vehicular ingress and egress to and from the Land, and (iii) the use, operation and occupancy of the Improvements, including, without limitation, the certificate of occupancy for the Improvements.

2. Acceptance. Assignee hereby accepts the assignment of the Assigned Interests.

3. Further Assurances. Assignor shall do all such additional and further acts, and shall execute and deliver all such additional and further instruments and documents, as Assignee may reasonably require fully to vest in Assignee all of Assignor’s right, title and interest in and to the Assigned Interests as required by the Purchase and Sale Agreement.

4. Miscellaneous. This Assignment shall be binding upon and enforceable against, and shall inure to the benefit of, Assignor and Assignee and their respective legal representatives, successors and assigns. This Assignment shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Alabama. This Assignment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. The Assigned Interests are being transferred and delivered to Assignee ‘as-is,’ ‘where-is,’ with all faults and without any written or implied warranties, including those of merchantability and fitness for a particular purpose

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor has caused its duly authorized representative, to execute, seal and deliver this Assignment, and Assignee has caused its duly authorized representatives to execute, seal and accept delivery of this Assignment, all the day and year first written above.

ASSIGNOR:

Witnesses:

Sign:	GUMBO PROPERTIES, L.L.C., an
Alabama limited liability company

Print Name:	By:
Printed Name: Joseph M. Roskowski
Sign:	Title: President

Print Name:

Witnesses:	ASSIGNEE:

Sign:	ARK CAUSEWAY REAL ESTATE, LLC, a Delaware limited liability company

Print Name:	By:
Printed Name: Robert J. Stewart
Sign:	Title: President

Print Name:

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EXHIBIT “F”
FORM OF CERTIFICATE AND AFFIDAVIT OF NON-FOREIGN STATUS

CERTIFICATE AND AFFIDAVIT OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986 provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. In order to inform interested parties that withholding of tax is not required upon the disposition of a U. S. real property interest by Gumbo Properties, L.L.C., an Alabama limited liability company, (“Transferor”), hereby certifies the following:

The undersigned Transferor states upon oath as follows:

1. Transferor, legal owner of the real property described herein, is not a disregarded entity for U.S. income tax purposes pursuant to Section 1.1445-2(b)(2)(iii).

2. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986 and Income Tax Regulations).

3. The taxpayer identification number is ______________.

4. Transferor’s address is __________________________________________.

5. Transferor acknowledges and agrees that this Affidavit may be disclosed to the Internal Revenue Service by any of the foregoing persons or entities, and that any false statement contained herein may be punished by fine, imprisonment or both.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit this ____ day of ______________, 2016.

GUMBO PROPERTIES, L.L.C.
an Alabama limited liability company

By:
Printed Name: Joseph M. Roskowski
Title: President

Notary

EXHIBIT “G”
FORM OF 1099-S REQUEST FOR TAXPAYER IDENTIFICATION

Section 6045(e) of the Internal Revenue Code of 1986, as amended, requires the reporting of certain information with respect to every “real estate transaction,” as defined in Treasury Regulations Section 1.6045-4. You are required by law to provide your correct taxpayer identification number. If you do not provide your correct taxpayer identification number, you may be subject to civil or criminal penalties imposed by law.

From the information you provide below, a Form 1099-S is being produced, and a copy of it will be furnished to the Internal Revenue Service (herein called the “IRS”) within the times provided under the applicable provisions of the Internal Revenue Code of 1986, and the regulations promulgated thereunder.

Closing Date:	__________________, 2016

Seller’s Name:	GUMBO PROPERTIES, L.L.C.

Seller’s Street Address:	8330 Nichols Avenue Ext., Fairhope, AL

Address of Property Conveyed:	3733A Battleship Parkway, Spanish Fort, AL

Gross Proceeds from Sale:	$______________.00

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Seller’s Taxpayer Identification Number:

Has Seller received, or will Seller receive, property or services as part of the consideration for this sale?                YES      ☐               NO      ☒

Under penalties of perjury, the undersigned hereby certifies on this _____ day of ______________, 2016, that all of the above information, specifically including the undersigned’s taxpayer identification number, is correct.

GUMBO PROPERTIES, L.L.C.
an Alabama limited liability company

By:
Printed Name: Joseph M. Roskowski
Title: President

EXHIBIT “B”

PURCHASED ASSETS

All right, title and interest in and to all of the assets of Asset Seller of every kind, character and description, other than the Excluded Assets listed in Exhibit “C”, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Asset Seller’s financial statements, as such assets may exist on the Closing Date, including, but not limited to, all of its: (a) inventory of materials and supplies, and all furniture, furnishings, signage, fixtures, machinery, trade fixtures, including, but not limited to, leasehold improvements, security systems, kitchen and other equipment including, but not limited to, pots, pans, glassware, dishes, silverware and small wares, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes and all other tangible assets relating to the Business of the Asset Seller of every kind and nature; (b) goodwill associated with the Business of the Asset Seller, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, repair trade people, and all other data and know-how related to the Business, in any form or medium wherever located (but only to the extent said records are in the actual physical possession and/or control of Asset Seller); (c) proprietary items including, but not limited to, menus, promotional items and literature, if appropriate, the use of the founding family’s namesake, if any, and pictures as it relates to the Restaurant, history of the Restaurant, memorabilia, photographs and decor; (d) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses (but only to the extent same may be assigned or transferred) and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation and know-how of any kind; (e) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price, credit is given or payment is made for same at Closing; (f) contracts, agreements, commitments, and personal property leases of Asset Seller relating to the Business that are described in detail on Schedule 5.10 which Asset Buyer affirmatively elects in writing to assume (the “Purchased Commitments”); (g) to the extent assignable, licenses and permits relating to the Business or the Acquired Assets; (h) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Real Property or in any way used in connection with the Real Property or otherwise possessed or owned by either Seller or in which either Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, beach access rights, air rights, roof rights, antenna rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder (but only to the extent any such privileges and advantages are assignable and are not otherwise personal in nature to Asset Seller or its principals, as the case may be); and (j) contractors and manufacturers guarantees, warranties, indemnities or similar rights in favor of the Asset Seller with respect to any of its Acquired Assets (but only to the extent same are assignable, including, but not limited to, the kitchen equipment listed on the attached Kitchen Equipment List and the following:

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•	One PC workstation (CPU, monitor, keyboard, mouse)
•	One POSIDRIVER server
•	Twelve POSI terminals
•	Two laptops
•	Three wireless access points
•	Kyocera KM-1820 MFC (newer model I believe? on lease?)
•	Small office printer (???)
•	Camera system with two DVRs and remote access
•	Misc. routers, switches, cables and accessories
•	Muzak system (on lease?)
•	Multiple TV sets
•	Telephone system (details?)
•	Two iPhones and one Android phone
•	A few iPads & Chromebooks

EXHIBIT “C”

EXCLUDED ASSETS

All deposits, prepaid expenses, claims for refund/offset for products and services rendered before the Closing.

OTHERS TO BE DETERMINED DURING DUE DILIGENCE PERIOD

EXHIBIT “D”

CLOSING ESCROW AGREEMENT

THIS CLOSING ESCROW AGREEMENT (“Escrow Agreement”) is made and entered into this ____ day of November, 2016 by and among KOEPPEL LAW GROUP, P.A. (hereinafter referred to as “Escrow Agent”), with an address at 1515 North Flagler Drive, Suite 220, West Palm Beach, Florida 33401, ORIGINAL OYSTER HOUSE, INC., an Alabama corporation, located at 701 Gulf Shores Parkway, City of Gulf Shores, Baldwin County, Alabama and ORIGINAL OYSTER HOUSE II, INC., an Alabama corporation, located at 3733A Battleship Parkway, City of Spanish Fort, Baldwin County, Alabama (hereinafter referred to as “Restaurant Asset Sellers”) and ARK OYSTER HOUSE GULF SHORES I, LLC, a Delaware limited liability company and ARK OYSTER HOUSE CAUSEWAY II, LLC, a Delaware limited liability company (hereinafter referred to as “Restaurant Asset Buyers”, with an address at 85 Fifth Avenue, New York, New York 10003.

W I T N E S S E T H:

WHEREAS, Restaurant Asset Buyers and Restaurant Asset Sellers entered into those certain Restaurant Asset Purchase Agreements (hereinafter “Restaurant Asset Agreements”) dated October ___, 2016 in connection with the sale of those certain seafood restaurants and bars (the “Businesses”) known as the Original Oyster House Restaurant (the “Restaurants”), located at 3733A Battleship Parkway, City of Spanish Fort, Baldwin County, Alabama and 701 Gulf Shores Parkway, City of Gulf Shores, Baldwin County, Alabama (the “Locations”); and

WHEREAS, the Restaurant Asset Agreements are collectively referred to herein as the Acquisition Agreements, the Restaurant Asset Sellers are collectively referred to herein as the “Seller” and the Restaurant Asset Buyers are collectively referred to herein as the “Buyer”. The Seller and Buyer are sometimes collectively referred to as the Party or Parties; and

WHEREAS, under the Acquisition Agreements the Seller agrees to defend, indemnify and hold the Buyer and its managers, members, employees, agents and representatives (“Buyer Indemnified Parties”) harmless from and against any and all losses, damages, actions, lawsuits, demands, proceedings, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Indemnification Claim”) which arise out of or relate to any of the following: (a) any breach of any representation, warranty or covenant made by the Seller in the Acquisition Agreements; (b) any failure by the Seller to perform, comply with or observe any one of more of its covenants, agreements or obligations contained in the Acquisition

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Agreements; and (c) all debts, costs, invoices, liabilities and expenses, except for the Assumed Liabilities (as defined in the Acquisition Agreements), if incurred prior to Closing; and

WHEREAS, in order to assure the Buyer of available funds after the Closing should Sellers’ representations and warranties prove to be false to the financial detriment of the Buyers, Sellers have agreed to escrow the total sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) from the Closing Proceeds (as said term is defined in the Acquisition Agreements) arising from the sale of the various assets contemplated under the Acquisition Agreements for a period of one (1) year after the Closing (“Indemnification Period”) to be disbursed in accordance with the terms of this Escrow Agreement; and

WHEREAS, Buyers have agreed to close the purchase of the assets of the Restaurant Asset Sellers provided Sellers agree to escrow a portion of the closing proceeds in accordance with the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. Escrow

A. Capitalized terms used herein shall have the same meaning ascribed to them in the Acquisition Agreements unless otherwise defined herein.

B. Escrow Agent shall hold the total sum of $750,000.00 (hereinafter referred to as the “Escrow Fund”), out of the Closing Proceeds which would otherwise be due and payable to Seller arising from the sale of the various assets contemplated under the Acquisition Agreements, which total sum shall be disbursed to the Escrow Agent from the Closing Proceeds from each sale in such manner as the Seller shall determine.

C. The Seller agrees to and shall defend, indemnify and hold harmless Buyer under the Acquisition Agreements and its managers, members, employees, agents, and representatives (collectively, the “Asset Buyer Indemnified Parties”) harmless from and against any and all losses, damages, actions, lawsuits, demands, proceedings, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of or relate to any of the following: (a) any breach of any representation, warranty or covenant made by the Seller in the Acquisition Agreements; (b) any failure by the Seller to perform, comply with or observe any one of more of its covenants, agreement or obligations contained in the Acquisition Agreements and (c) all debts, costs, invoices, liabilities and expenses, except for the Assumed Liabilities (as defined in the Acquisition Agreements), if incurred prior to Closing. If there is any indemnification claim hereunder, Buyer shall promptly cause written notice of the claim to be delivered to the Seller and Seller shall notify Buyer within five (5) business days of its receipt of Buyer’s written notice whether it will pay, bond or diligently defend such claim at their sole cost and expense with legal counsel selected by Seller or, if it objects to the claim as not being covered under the indemnification clauses contained in the Acquisition Agreements, then in that event Seller shall, within five (5) business days of its receipt of such written notice from Buyer advise Buyer and Escrow Agent that it disputes the claim. If the Parties cannot agree if the claim is an indemnified claim, the Parties agree that within twenty (20) days of Seller’s denial of the claim to submit the issue to binding arbitration. In the event the claim is such that its failure to be immediately resolved is detrimental to the Buyer’s ongoing Businesses then, in that event, Buyer may, bond, settle or compromise the claim out of the Escrow Fund subject to a final determination by the arbitrator. Notwithstanding a possible dispute between the Parties as aforesaid, in the event Seller is not diligently pursuing the payment, settlement or defense of the claim to the detriment of the Buyer, the Buyer and its counsel shall have the right to participate in the defense of any such claim and/or compromise or settle the claim and all such expense shall be paid out of the Escrow Fund. Similarly, if notice is given and the Seller fails to promptly (for purposes herein, “promptly” shall be deemed to be within 20 calendar days of the service of any notice upon Buyer or Seller) assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by Buyer without the Seller’s consent and any expense incurred in defending the claim or any compromise or settlement made shall be paid out of the Escrow Fund up to the amount of the Escrow Fund then in the possession of the Escrow Agent. It is understood and agreed that the Seller’s obligations under the Escrow Agreement as to any expenses, costs or otherwise and in connection with any indemnification claim shall be limited to the amount of the Escrow Fund. Notwithstanding any provision of this Section 1 (C) to the contrary: (a) the Buyer may retain control over the defense (at the cost of the Seller) of any claim hereunder if such claim is for injunctive or other equitable relief with the expense of such defense being paid out of the Escrow Fund. Seller cannot settle a matter other than for dollar damages without the consent of Buyer.

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II. Release of Escrowed Property.

A. Provided that Buyer has not notified Seller and Escrow Agent of a potential claim (subject to II.D. below), it is agreed that one hundred eighty (180) days after Closing, Escrow Agent shall, without further authorization or confirmation from the Parties, release to Seller the lesser of (i) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) such amount so that the balance remaining in the Escrow Fund, after such release of monies, equals Five Hundred Thousand Dollars.

B. Provided that Buyer has not notified Seller and Escrow Agent of a potential claim (subject to II.D. below), it is agreed that two hundred seventy (270) days after Closing, Escrow Agent shall, without further authorization or confirmation from the Parties, release to Seller the lesser of (i) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) such amount so that the balance remaining in the Escrow Fund, after such release of monies, equals Two Hundred Fifty Thousand Dollars ($250,000.00).

C. Provided that Buyer has not notified Seller and Escrow Agent of a potential claim (subject to II.D. below), Escrow Agent shall be authorized, without further authorization or confirmation from the Parties, to release the remaining Two Hundred Fifty Thousand Dollars ($250,000.00) or whatever monies are remaining in the Escrow Fund and deliver those funds to the Seller one (1) year after the date of Closing at which time the Parties shall be released from all further obligations under this Agreement; provided, however, (i) in the event that there is an ongoing pending claim that Buyer has timely advised Seller and Escrow Agent of within the first one hundred eighty (180) days after Closing that potentially can exceed the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) then in that event no funds shall be released by Escrow Agent until such matter has been resolved to the satisfaction of the Buyer and Seller and (ii) provided, however, in the event that there is an ongoing pending claim that Buyer has timely advised Seller and Escrow Agent of within the next ninety (90) days after the first release of funds that potentially can exceed the sum of Five Hundred Thousand Dollars ($500,000.00) then in that event no funds shall be released by Escrow Agent until such matter has been resolved to the satisfaction of the Buyer and Seller.

D. In the event a claim is made at any time within the Indemnification Period and such claim can be easily quantified to a dollar amount, the Parties agree that that sum shall be set aside to remain in escrow until the claim is resolved and the balance remaining at the end of the specified period (i.e. one hundred eighty (180) days after Closing, two hundred seventy (270) days after Closing or one (1) year after Closing, as the case may be) may then be released to the Seller. In the event the amount of the claim cannot be easily quantified to a dollar amount, the Parties agree to work together in an effort to quantify the dollar amount of the claim in which event the agreed amount (which may be 150% of the claimed amount) shall be set aside to remain in escrow until the claim is resolved and the balance remaining at the end of the specified period (i.e. one hundred eighty (180) days after Closing, two hundred seventy (270) days after Closing or one (1) year after Closing, as the case may be) may then be released to the Seller. In the event the amount cannot be quantified and the Parties cannot agree upon an amount to be held in escrow, the Parties shall submit the matter to binding arbitration.

III. Escrow Terms.

A. Unless otherwise provided for in this Escrow Agreement or any addendum hereto, Escrow Agent shall disburse the Escrow Fund without interest or other accumulation in value. Escrow Agent shall not be obligated to deposit the funds in an interest bearing account until such time that Seller provides Escrow Agent with an executed form W-7 indicating the Seller’s tax identification number.

B. Escrow Agent shall not be deemed to have knowledge of any matter or thing unless and until Escrow Agent has actually received written notice of such matter or thing and Escrow Agent shall not be charged with any constructive notice whatsoever.

C. Escrow Agent shall have no duties with respect to investment management of the Escrow Fund it being the intention of the parties that the Escrow Fund is being deposited into a trust account for the benefit of the Parties in a state or federally chartered banking institution located in Palm Beach County, Florida. The Parties understand and intend that Escrow Agent’s responsibilities are purely ministerial in nature. Any reduction in the market value or other value of the Escrow Fund while deposited with Escrow Agent shall be at the sole risk of the Parties.

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D. In the event instructions from Parties require Escrow Agent to expend any monies or to incur any cost, Escrow Agent shall be entitled to refrain from taking any action until it receives payment for such costs.

E. The Parties acknowledge and agree that nothing in this Escrow Agreement shall prohibit Escrow Agent from (1) serving in a similar capacity on behalf of others or (2) acting in the capacity of attorneys for the Buyer in connection with any matter.

F. Escrow Agent agrees to release the Escrow Funds in accordance with the terms and conditions set forth in this Escrow Agreement.

G. In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party or from third parties with respect to the Escrow Fund which, in its sole opinion, are in conflict with any provision of this Escrow Agreement and/or the Acquisition Agreements, Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all Parties and said third persons, if any, or by a final order or judgment of a court of competent jurisdiction.

H. If all or any portion of the Escrow Fund delivered to Escrow Agent is in the form of a check or in any other form other than cash, Escrow Agent shall deposit same as required but shall not be liable for the nonpayment thereof nor responsible to enforce collection thereof. If such check or other instrument other than cash representing the Escrow Fund is returned to Escrow Agent unpaid, Escrow Agent shall notify the applicable Party for further instructions.

IV. Liability of Escrow Agent

A. It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the Escrow Fund and for the disposition of same in accordance with the terms of this Escrow Agreement and the Acquisition Agreements. Each Party hereby indemnifies Escrow Agent and holds it harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature, which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Escrow Agreement or which may result from Escrow Agent’s following of instructions from a Party or Parties, and in connection therewith, indemnifies Escrow Agent against any and all expenses, including attorneys’ fees and the cost of defending any action, suit, or proceeding or resisting any claim, whether or not litigation is instituted. Escrow Agent shall be vested with a lien on all Escrow Funds held hereunder which is deliverable to Parties under the terms of this Escrow Agreement, for indemnification, attorneys’ fees, court costs arising from any suit, interpleader or otherwise, or other expenses, fees or charges of any character or nature, which may be incurred by Escrow Agent by reason of disputes arising between the Parties and/or any third party as to the correct interpretation of this Escrow Agreement and/or the Acquisition Agreements, and instructions given to Escrow Agent hereunder, or otherwise, with the right of Escrow Agent, regardless of the terms of the aforesaid instruments and without the necessity of instituting any action, suit, or proceeding, to hold the Escrow Fund until and unless said additional expenses, fees and charges shall be fully paid.

B. It is further agreed that Escrow Agent shall have the right to utilize the services of Koeppel Law Group, P.A. as its attorneys and same shall not affect or in any way prejudice or limit Escrow Agent’s entitlement to reasonable attorney’s fees for the services of such attorneys as set forth in this Escrow Agreement.

V. Disputes

A. In the event Escrow Agent is joined as a party to a lawsuit by virtue of the fact that it is holding the Escrow Fund, Escrow Agent shall, at its option, either (1) tender the Escrow Fund to the registry of the appropriate court or (2) disburse the Escrow Fund in accordance with the court’s ultimate disposition of the case, and the Parties hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorney’s fees and court costs at all trial and appellate levels.

B. In the event Escrow Agent tenders the Escrow Fund to the registry of the appropriate court and files an action of interpleader naming the Parties and any affected third parties of whom Escrow Agent has received actual notice, Escrow Agent shall be released and relieved from any and all further obligation and liability hereunder or in connection herewith and against any damages or losses arising in connection therewith including, but not limited to, all costs and expenses incurred by Escrow Agent in connection with the filing of such action including, but not limited to, reasonable

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attorney’s fees and court costs at all trial and appellate levels.

VI. Term of Agreement

A. This Escrow Agreement shall remain in effect unless and until it is canceled in any of the following manners:

1. Upon written notice given by all Parties of the cancellation of the designation of Escrow Agent to act and serve in said capacity, in which event, cancellation shall take effect no earlier than twenty (20) days after notice to Escrow Agent of such cancellation; or

2. Escrow Agent may resign as escrow agent at any time upon giving notice to the Parties of its desire to so resign; provided, however, that the resignation of Escrow Agent shall take effect no earlier than ten (10) days after the giving of notice of resignation; or

3. Upon compliance with all escrow provisions as set forth in this Escrow Agreement and in the Acquisition Agreements.

B. In the event Parties fail to agree to a successor escrow agent within the period described hereinabove, Escrow Agent shall have the right to deposit all of the Escrow Fund held hereunder into the registry of an appropriate court and request judicial determination of the rights between the Parties, by interpleader or other appropriate action, and the Parties hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys’ fees and court costs at all trial and appellate levels.

C. Upon termination of the duties of Escrow Agent in either manner set forth in subparagraphs 1 or 2 of Paragraph A of this Article VI, Escrow Agent shall deliver all of the Escrow Fund then in its possession to the newly appointed escrow agent designated by the Parties, and, except for the rights of Escrow Agent specified in Paragraph A of Article IV of this Escrow Agreement, Escrow Agent shall not otherwise have the right to withhold the Escrow Fund from said newly appointed escrow agent.

D. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by all Parties and Escrow Agent. In no event shall any modification of this Escrow Agreement, which shall affect the rights or duties of Escrow Agent, be binding on Escrow Agent unless it shall have given its prior written consent.

VII. Notices

All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the party below or to such other mailing address or facsimile number as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if delivery is made after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first business day following such weekend or holiday. All notices to Escrow Agent shall be addressed to the attorney signing on behalf of Escrow Agent at the following address:

Koeppel Law Group, P.A.

1515 North Flagler Drive, Suite 220

West Palm Beach, Florida 33401

VIII. Choice of Law and Venue

This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. In the event any action, suit or proceeding is instituted as a result of any matter or thing affecting this Escrow

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Agreement, the parties hereto hereby designate Baldwin County, Alabama, as the proper jurisdiction and the venue in which same is to be instituted.

IX. Cumulative Rights

No right, power or remedy conferred upon Escrow Agent by this Escrow Agreement is exclusive of any other right, power or remedy, but each and every such right, power or remedy shall be cumulative and concurrent and shall be in addition to any other right, power or remedy Escrow Agent may have under the Escrow Agreement or now or hereafter existing at law, in equity or by statute, and the exercise of one right, power or remedy by Escrow Agent shall not be construed or considered as a waiver of any other right, power or remedy.

X. Binding Agreement

This Escrow Agreement shall be binding upon the Parties and Escrow Agent and their respective successors and assigns.

IN WITNESS WHEREOF, we have hereunto set our hands and seals on the day, month and year first above written.

Witnesses:	ESCROW AGENT:
KOEPPEL LAW GROUP, P.A.

By:
Printed Name:
As to Escrow Agent	Title: President

BUYER:
ARK OYSTER HOUSE GULF SHORES I, LLC, a Delaware limited liability company

By:
Printed Name: Robert J. Stewart
Title: President
As to Buyer

SIGNATURE PAGE CONTINUES

BUYER:
ARK OYSTER HOUSE CAUSEWAY II, LLC, a Delaware limited liability company

By:
Printed Name: Robert J. Stewart
Title: President
As to Buyer

SELLER:
ORIGINAL OYSTER HOUSE, INC. an Alabama corporation

By:
Printed Name: Joseph M. Roszkowski
Title: President
As to Seller
SELLER:
ORIGINAL OYSTER HOUSE II, INC. an Alabama corporation

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By:
Printed Name: Joseph M. Roszkowski
Title: President
As to Seller

EXHIBIT ‘E’

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (“Agreement”) is made effective as of November ____, 2016, by and between ARK OYSTER HOUSE GULF SHORES 1, LLC, a Delaware limited liability company, ARK OYSTER HOUSE CAUSEWAY II, LLC, a Delaware limited liability company (collectively “Buyer”), Joseph M. Roszkowski, Mary Lou Roszkowski, David Dekle, Jane Dekle (collectively referred to herein as “Principals”) and ORIGINAL OYSTER HOUSE, INC., an Alabama corporation and ORIGINAL OYSTER HOUSE II, INC., an Alabama corporation (collectively “Seller”).

WHEREAS, Seller is engaged in the restaurant businesses operating under the name Original Oyster House (the “Businesses’) at 701 Gulf Shores Parkway, Gulf Shores, Alabama 36542 and 3733 Battleship Parkway, Spanish Fort, Alabama 36527 (collectively the “Business Premises”), and

WHEREAS, Buyer is purchasing substantially all the outstanding assets of Company Seller pursuant to Asset Purchase Agreements between the parties (“Asset Purchase Agreements”), and

WHEREAS, Principals are the sole shareholders of the Seller and the only key personnel of the Businesses.

NOW THEREFORE, in consideration of Ten Dollars and no/100 ($10.00) and other good and valuable consideration, the parties intending to be legally bound hereby agree as follows:

1) Non-Compete. Seller and Principals hereby acknowledge and agree that the Buyer would suffer irreparable injury if Seller or Principals or their immediate family members operate a restaurant in competition with Buyer (as more particularly described in the following sentence) within a thirty-five (35) mile radius of the Business Premises (“Restricted Area”). As a material inducement to the Buyer to enter into the Asset Purchase Agreements dated as of October 21, 2016 with Seller and Principals and conclude the transaction contemplated herewith, Seller and Principals agree that for a period of three (3) years following the Closing Date (“Non-Compete Period”), they will not, without the prior written consent of Buyer, directly or indirectly, or as an owner, officer, employee, agent or otherwise, operate a restaurant, bar or catering hall or banquet facility or engage in any restaurant business similar to that involved in this transaction either with the name “Original Oyster House” or any similar name and/or menu or design or service similar to that of the Seller within a radius of thirty-five (35) miles from each Business Premises. The term “engage” shall be deemed to mean: directly or indirectly, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, limited liability company, partnership, or any other form of entity, firm or organization of which they shall be affiliated in any manner whatsoever, have any interest in, whether as owner, operator, partner, stockholder, director, trustee, officer, lender, representative, employee, principal, agent, consultant or otherwise, or any other business or venture anywhere, that is in direct competition with the Buyer’s Business, unless such activity shall have been previously agreed to in writing by the Buyer or its successors and assigns. Notwithstanding the above noted restriction, Principals may lend funds to their immediate family members to own and/or operate a restaurant provided it is not located within the Restricted Area nor use the name “Original Oyster House” or any similar name and/or menu or design or service similar to that of the Seller. Neither shall Seller or Principals or their immediate family members otherwise solicit for employment or employ any employees of the Business or cause an employee of Buyer to leave his or her employment, or to seek employment with any person or entity other than Buyer nor shall they directly or indirectly, solicit, induce or encourage any dealer, supplier or customer of Buyer to modify or terminate any relationship, whether or not evidenced by a written contract with Buyer.

2) Injunctive Relief. In view of the irreparable harm and damage that would result to the Buyer as a result of a breach by Seller or Principals of the covenants in this Agreement, and in view of the lack of an adequate remedy at law to compensate the Buyer for such harm and damage in the event of a breach or threatened breach by Seller or Principals of those covenants, the Buyer shall have the right to receive, and Seller and Principals hereby consent to the issuance of, temporary and permanent injunctions enjoining Seller and Principals from any violation of said covenants. This provision shall not

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preclude any action for damages that may be brought by Buyer.

3) Enforceability. The provisions of this Agreement shall be enforceable in law and in equity notwithstanding the existence of any claim or cause of action by Seller or Principals against Buyer whether predicated on this Agreement or otherwise. Seller and Principals have carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Buyer. In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substituted restriction be deemed incorporated herein and enforceable against Seller and Principals and that all other terms of this Agreement remain the same except for those in conflict with the unenforceable restriction. It is the intent of the parties hereto that the court, in determining any such enforceable substituted restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible. The foregoing shall not be interpreted to limit any party’s rights to appeal.

4) Survival. The obligations of Seller and Principals under this Agreement shall survive the expiration or termination of this Agreement for any reason.

5) Entire Agreement. Other than as set forth in the Asset Purchase Agreement, this Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written regarding the Non-Competition. This Agreement supersedes any prior written or oral agreements between the parties regarding a non-competition agreement.

6) Amendment. This Agreement may be modified or amended, if the amendment is made in writing and is signed by all parties.

7) Applicable Law/Attorney Fees. The laws of the State of Alabama shall govern this Agreement. If any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs through appeal. Venue shall be in Baldwin County, Alabama.

SIGNATURE PAGE FOLLOWS

ORIGINAL OYSTER HOUSE, INC., an Alabama corporation	ARK OYSTER HOUSE GULF SHORES 1, LLC, a Delaware limited liability company

By:	By:
Joseph M. Roszkowski, President	Robert J. Stewart, President

By:
David N. Dekle, Secretary

ARK OYSTER HOUSE CAUSEWAY II, LLC, a Delaware limited liability company

Joseph M. Roszkowski, Individually
By:
Robert J. Stewart, President
David Dekle, Individually

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Mary Lou Roszkowski, Individually

Jane Dekle, Individually

ORIGINAL OYSTER HOUSE II, INC.,
an Alabama corporation

By:
Joseph M. Roszkowski, President

By:
David N. Dekle, Secretary

Joseph M. Roszkowski, Individually

David Dekle, Individually

Mary Lou Roszkowski, Individually

Jane Dekle, Individually

SCHEDULE 1.3

ASSUMED LIABILITIES

THE ASSUMPTION OF THE ABOVE NOTED CONTRACTS AND OTHERS WILL BE DETERMINED DURING THE DUE DILIGENCE PERIOD

SCHEDULE 5.6

LEGAL PROCEEDINGS

There is no pending or, to Asset Seller’s knowledge, threatened proceeding by or against Asset Seller or that otherwise relates to or may affect the Business of, or any of the Assets owned or used by Asset Seller. To the knowledge of Asset Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such legal proceeding.

SCHEDULE 5.8

PERMITS AND LICENSES

City of Spanish Fort, Alabama - Business License Classification #722010 dated November 30, 2015. New license payment due 1-1-17 and delinquent after 2.15.17

State of Alabama Alcoholic Beverage Control Board – License No. 000691602 expires September 30, 2017

Alabama Department of Public Safety Food Permit – Permit No. FS-2272

SCHEDULE 5.9

CONTRACTS, AGREEMENTS, COMMITMENTS, PERSONAL PROPERTY LEASES

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THE ASSUMPTION OF THE ABOVE NOTED CONTRACTS AND OTHERS TO BE DETERMINED DURING THE DUE DILIGENCE PERIOD

SCHEDULE 5.12

ADVISOR

SCHEDULE 5.15 (a)

WRITTEN EMPLOYMENT AGREEMENTS

NONE

SCHEDULE 5.15 (b)

NAME AND CURRENT COMPENSATION OF EMPLOYEES

SCHEDULE 9.4

PRINCIPALS

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